                                                                     EXHIBIT 2.2

                            SHARE PURCHASE AGREEMENT

                                     among

                           RAG COAL INTERNATIONAL AG

                           PEABODY ENERGY CORPORATION

                                      and

                      PEABODY ENERGY AUSTRALIA PTY LIMITED

                                  dated as of

                               February 29, 2004

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                                TABLE OF CONTENTS

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                                                                                                                    PAGE
                                                                                                                    ----
ARTICLE I DEFINITIONS...........................................................................................      1
         1.1      Certain Defined Terms.........................................................................      1
         1.2      Other Interpretive Provisions.................................................................     13

ARTICLE II PURCHASE AND SALE....................................................................................     13
         2.1      Purchase and Sale of the Shares...............................................................     13
         2.2      Consideration; Estimated Purchase Price Adjustment............................................     13
         2.3      The Closing...................................................................................     14
         2.4      Deliveries at the Closing.....................................................................     14
         2.5      Closing Board Meeting.........................................................................     15
         2.6      Period after Closing..........................................................................     16
         2.7      Closing Payment Adjustment....................................................................     16
         2.8      Payments On or Before Closing.................................................................     18
         2.9      Form of Payments..............................................................................     18
         2.10     Allocation of Purchase Price..................................................................     18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER............................................................     18
         3.1      Organization..................................................................................     18
         3.2      Authorization; Enforceability.................................................................     19
         3.3      Capital Stock.................................................................................     19
         3.4      Ownership; No Liabilities of RAG Trading......................................................     19
         3.5      Subsidiaries..................................................................................     20
         3.6      Associated Companies..........................................................................     20
         3.7      Joint Ventures................................................................................     21
         3.8      Audited Financial Statements; Superannuation..................................................     21
         3.9      Absence of Undisclosed Liabilities............................................................     21
         3.10     No Conflicts or Approvals.....................................................................     21
         3.11     Governmental Authorization....................................................................     22
         3.12     Compliance with Law; Mining Authorities; Occupational Health and
                        Safety Laws; Performance Bonds..........................................................     22
         3.13     Proceedings...................................................................................     24
         3.14     Absence of Certain Changes....................................................................     24
         3.15     Tax Matters...................................................................................     25
         3.16     Employee Benefits.............................................................................     28
         3.17     Labor and Employee Relations..................................................................     30
         3.18     Intellectual Property.........................................................................     31
         3.19     Contracts.....................................................................................     31
         3.20     Environmental Matters.........................................................................     33
         3.21     Insurance.....................................................................................     35
         3.22     Personal Property Assets......................................................................     35
         3.23     Real Property.................................................................................     36
         3.24     Records and Constituent Documents.............................................................     37

                                       i

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
         3.25     Intercompany Accounts.........................................................................     37
         3.26     No Brokers' or Other Fees.....................................................................     38
         3.27     Entire Business; Condition of Assets..........................................................     38
         3.28     Solvency......................................................................................     38
         3.29     Grants and Allowances.........................................................................     38
         3.30     Illegal Acts..................................................................................     38
         3.31     Offers........................................................................................     38
         3.32     Security Interests............................................................................     38
         3.33     Forecasts.....................................................................................     39
         3.34     No Other Representations or Warranties........................................................     39
         3.35     Native Title Matters..........................................................................     39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PEABODY AND BUYER..................................................     39
         4.1      Organization..................................................................................     39
         4.2      Authorization; Enforceability.................................................................     40
         4.3      No Conflicts or Approvals.....................................................................     40
         4.4      Governmental Authorization....................................................................     40
         4.5      No Brokers' or Other Fees.....................................................................     40
         4.6      Financing.....................................................................................     41
         4.7      No Other Representations or Warranties........................................................     41

ARTICLE V COVENANTS AND AGREEMENTS..............................................................................     41
         5.1      Conduct of Business Prior to the Closing......................................................     41
         5.2      Access to Books, Records and Properties; Reports; Cooperation.................................     44
         5.3      Tax Matters...................................................................................     45
         5.4      Employees; Benefit Plans......................................................................     51
         5.5      Labor Matters.................................................................................     51
         5.6      Further Actions...............................................................................     52
         5.7      Further Assurances............................................................................     52
         5.8      Closing Balance Sheet.........................................................................     52
         5.9      Noncompetition; Interference; Nonsolicitation.................................................     52
         5.10     Competing Transaction; Return of Confidential Information.....................................     54
         5.11     Intercompany Accounts; Affiliate Agreements...................................................     54
         5.12     Intercompany Insurance........................................................................     55
         5.13     Name Changes..................................................................................     55
         5.14     Seller Guarantees Provided to the Company.....................................................     55
         5.15     Tax Consolidation.............................................................................     56
         5.16     Confidentiality...............................................................................     56
         5.17     Cooperation in Financing......................................................................     58
         5.18     Company Restructuring Matters.................................................................     58

ARTICLE VI CONDITIONS TO SELLER's OBLIGATIONS...................................................................     59
         6.1      Representations and Warranties................................................................     59
         6.2      Performance...................................................................................     59
         6.3      Officer's Certificates........................................................................     59
         6.4      Governmental Approvals........................................................................     59

                                       ii

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
         6.5      Injunctions...................................................................................     59
         6.6      Closing Deliveries............................................................................     59
         6.7      Colorado Transaction..........................................................................     60

ARTICLE VII CONDITIONS TO PEABODY'S AND BUYER's OBLIGATIONS.....................................................     60
         7.1      Representations and Warranties................................................................     60
         7.2      Performance...................................................................................     60
         7.3      Officer's Certificate.........................................................................     60
         7.4      Governmental Approvals........................................................................     60
         7.5      Third Party Approvals.........................................................................     60
         7.6      Injunctions...................................................................................     60
         7.7      Intercompany Accounts; Affiliate Agreements...................................................     61
         7.8      Absence of Company Material Adverse Effect....................................................     61
         7.9      Closing Deliveries............................................................................     61
         7.10     Company and Subsidiary Board Meetings.........................................................     61
         7.11     North Goonyella Longwall......................................................................     61
         7.12     Colorado Transaction..........................................................................     61

ARTICLE VIII TERMINATION........................................................................................     61
         8.1      Termination...................................................................................     61
         8.2      Procedure and Effect of Termination...........................................................     62

ARTICLE IX INDEMNIFICATION......................................................................................     62
         9.1      Indemnification...............................................................................     62
         9.2      Specific Indemnification......................................................................     66
         9.3      Treatment of Indemnification Payments.........................................................     67

ARTICLE X GOODS & SERVICES TAX..................................................................................     67
         10.1     Imposition of GST.............................................................................     67
         10.2     Payment.......................................................................................     67
         10.3     Reimbursements and Indemnities................................................................     67
         10.4     Interpretation................................................................................     67

ARTICLE XI MISCELLANEOUS........................................................................................     68
         11.1     Fees and Expenses.............................................................................     68
         11.2     Governing Law.................................................................................     68
         11.3     Amendment.....................................................................................     68
         11.4     Assignment....................................................................................     68
         11.5     Waiver........................................................................................     68
         11.6     Notices.......................................................................................     69
         11.7     Complete Agreement............................................................................     70
         11.8     Counterparts..................................................................................     70
         11.9     Publicity.....................................................................................     70
         11.10    Headings......................................................................................     70
         11.11    Severability..................................................................................     70
         11.12    Third Parties.................................................................................     71
         11.13    Consent to Jurisdiction; Waiver of Jury Trial.................................................     71
         11.14    Specific Performance; Rescission..............................................................     71

                            SHARE PURCHASE AGREEMENT

                  This SHARE PURCHASE AGREEMENT, dated as of February 29, 2004, between RAG Coal International AG, a company incorporated under the laws of Germany ("Seller"), Peabody Energy Australia Pty Ltd (ACN 096 909 410), a company incorporated in New South Wales, Australia ("Buyer"), and Peabody Energy Corporation, a company incorporated under the laws of the U.S. State of Delaware ("Peabody").

                  WHEREAS, Seller owns (i) 1,500 Ordinary Shares (the "Ordinary Shares") of RAG Australia Coal Pty Limited (ACN 001 401 663), a company incorporated in New South Wales, Australia (the "Company"), and (ii) 65,000,000 Redeemable Preference Shares (the "Preference Shares" and, together with the Ordinary Shares, the "Shares") of the Company;

                  WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Shares, upon the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, the parties intend for the Company Restructuring (as defined below) to occur prior to the Closing.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

                  1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "AASB" shall mean the Australian Accounting Standards Board.

                  "Additional Amount" shall have the meaning set forth in
Section 10.1.

                  "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  "Affiliate Agreement" shall have the meaning set forth in
Section 3.19 (a)(xiii).

                  "Agreement" shall mean this Share Purchase Agreement (including the Schedules), as amended, modified or supplemented from time to time.

                  "Amount Incurred" shall have the meaning set forth in Section 10.3.

                  "Assessment" includes a notice, statement, letter, account or other document or an amended or deemed assessment (including a notice of adjustment of a loss claimed by a company) that relates to, requires or imposes a liability for Tax or deprives, reduces, grants or increases any credit, rebate, refund, relief, allowance or deduction claimed or allowed.

                  "Associated Company" shall have the meaning set forth in
Section 3.6.

                  "ATO" shall have the meaning set forth in Section 10.1.

                  "Audited Balance Sheet" shall have the meaning set forth in
Section 2.7(a).

                  "Audited Financial Statements" shall have the meaning set forth in Section 3.8(a).

                  "Australian Accounting Standards" shall mean in relation to the Audited Financial Statements:

                  (i) the accounting standards required under the Australian Corporations Act; and

                  (ii) if no accounting standard applies under the Australian Corporations Act in relation to an accounting practice, the standards acceptable to the AASB, including; in order of preference:

                           (a) The requirements and guidance in other Accounting Standards or other authoritative pronouncements of the AASB and/or the Australia Public Sector Accounting Standards Board dealing with similar or related issues.

                           (b) The requirements and guidance in UIG Consensus Views dealing with similar or related issues.

                           (c) The definitions and recognition criteria for assets, liabilities, equity, revenues and expenses set out in Statement of Accounting Concepts SAC 4 "Definition and Recognition of the Elements of Financial Statements".

                           (d) International Accounting Standards and Interpretations of the Standing Interpretations Committee of the International Accounting Standards Committee (only to the extent that these are consistent with (a), (b) and (c) of this paragraph).

                           (e) The pronouncements of other national accounting standard setting bodies and accepted industry practices (only to the extent that these are consistent with (a),
                                    (b) and (c) of this paragraph).

                  "Australian Corporations Act" shall mean the Australian Corporations Act 2001 (Cth).

                  "Benefit Period" shall have the meaning set forth in Section 9.1(c).

                  "Burton Sub" shall have the meaning set forth in Section 3.19(c).

                  "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

                  "Buyer" shall have the meaning set forth in the first sentence of this Agreement.

                  "Buyer Indemnitees" shall have the meaning set forth in
Section 9.1(a).

                  "Buyer Loan" shall have the meaning set forth in Section 5.18(b)(iii).

                  "Buyer Representative" shall have the meaning set forth in
Section 5.16(b).

                  "Capital Expenditure Budget" shall have the meaning set forth in Section 5.1(a).

                  "Cash" shall mean the sum of cash, cash equivalents (as determined under Australian Accounting Standards) and accounts receivable arising from loans or advances to Affiliates.

                  "Cash Shortfall Amount" shall have the meaning set forth in
Section 5.18(a).

                  "Closing" shall have the meaning set forth in Section 2.3.

                  "Closing Balance Sheet" shall have the meaning set forth in
Section 2.7(a).

                  "Closing Date" shall have the meaning set forth in Section
2.3.

                  "Closing Payment" shall have the meaning set forth in Section 2.2(a).

                  "Closing Total Company Adjusted Net Assets Statement" shall have the meaning set forth in Section 2.7(a).

                  "Colorado Agreement" shall have the meaning set forth in
Section 6.7.

                  "Company" shall have the meaning set forth in the recitals to this Agreement.

                  "Company Bank Debt" shall have the meaning set forth in
Section 5.18(b)(i).

                  "Company Bank Debt Amount" shall have the meaning set forth in
Section 5.18(b)(ii).

                  "Company Bank Debt Repayment" shall have the meaning set forth in Section 5.18(b)(iii).

                  "Company Benefit Plan" shall have the meaning set forth in
Section 3.16(a).

                  "Company Dividend" shall have the meaning set forth in Section 5.18(a).

                  "Company Employees" shall have the meaning set forth in
Section 3.16(a).

                  "Company Material Adverse Effect" shall mean any change, occurrence or development that has a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but shall exclude any effect (i) resulting from changes in general economic and political conditions (including, without limitation, changes in commodity prices, interest rates, currency exchange rates, applicable Law and/or Australian Accounting Standards) that do not disproportionately affect the Company and its Subsidiaries or (ii) resulting from changes affecting companies in the Australian coal mining industry generally that do not disproportionately affect the Company and its Subsidiaries.

                  "Company Restructuring" shall have the meaning set forth in
Section 5.18(b)(iii).

                  "Company Securities" shall have the meaning set forth in
Section 3.3.

                  "Company Surety Bonds" shall have the meaning set forth in
Section 3.12(e).

                  "Competing Transaction" shall have the meaning set forth in
Section 5.10(a).

                  "Competition/Investment Law" shall mean any Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment in Australia or (b) antitrust, monopolization, restraint of trade or competition in Australia, including, without limitation, the Australian Foreign Acquisitions and Takeovers Act of 1975 (Cth) and the Australian Trade Practices Act 1974
(Cth).

                  "Competition Restraint Area" shall mean the greater geographical area of the following to the extent permitted by Law: (A) Australia; (B) New South Wales, Queensland and Victoria; or (C) a radius of 500 kilometers from any site of current operation of the business of the Company or any of its Subsidiaries.

                  "Competition Restraint Period for Noncompetition/Interference" shall mean the greater of the following to the extent permitted by Law: (A) 3 years; (B) 2 years; or (C) 1 year, from the Closing Date.

                  "Competition Restraint Period for Nonsolicitation" shall mean the greater of the following to the extent permitted by Law: (A) 2 years or (B) 1 year from the Closing Date.

                  "Confidential Information" shall have the meaning set forth in
Section 5.16(a).

                  "Confidentiality Agreement" shall mean the confidentiality agreement between Seller and Peabody, dated October 10, 2003, as amended by that certain Amended and Restated Heads of Agreement, dated December 22, 2003, between Seller and Peabody.

                  "Consent" shall mean any consent, approval, authorization, consultation, waiver, permit, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person, in each case required to permit the consummation of any of the transactions contemplated hereby.

                  "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  "Debt" shall, as applied to any Person, mean, without duplication:

                  (a) all indebtedness for borrowed money, including, without limitation, all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument;

                  (b) that portion of obligations with respect to capital leases that is properly classified as a Liability on a balance sheet in conformity with Australian Accounting Standards;

                  (c) Liabilities for interest rate swaps; and

                  (d) all indebtedness and obligations of the types described in the foregoing clauses (a) through (c) to the extent secured by any Encumbrance, other than Permitted Encumbrances, on any property or asset owned or held by that Person, regardless of whether the indebtedness secured thereby shall have been incurred or assumed by that Person or is otherwise nonrecourse to the credit of that Person.

                  "Duty" shall mean any stamp, transaction or registration duty or similar charge imposed by any Governmental Authority and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above, but excludes any Tax calculated by reference to any income, profits, gains or other similar measure.

                  "Encumbrance" shall mean any security interest, pledge, mortgage, lien, charge, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, restriction, covenant, easement, right of way, title defect, retention of title, adverse claim of ownership or use, interest created under any bill of sale, trust or power or other encumbrance of any kind.

                  "Environmental Claim" shall mean any notice or Proceeding by any Person alleging Liability or potential Liability (including Liability or potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) relating to any Environmental Losses or in respect of any Environmental Laws.

                  "Environmental Law" shall mean any applicable Law relating to remediation, restoration or protection of the environment, contamination of the environment or other environmental matters including licensing of activities that harm the environment, including such Laws relating to storage, treatment, management, generation, transportation, land use, development, pollution, waste disposal, toxic materials, conservation of natural resources and resource allocation (including any Law relating to development or exploitation of any natural resource) or use or disposal of Hazardous Materials, including applicable Governmental Approvals pursuant to Environmental Laws; provided, however, Environmental Law shall not include any Law concerning cultural heritage or Native Title matters.

                  "Environmental Losses" shall mean Losses arising from a Release of Hazardous Materials or noncompliance with or Liability under any Environmental Law or noncompliance with any Environmental Permits.

                  "Environmental Permits" shall mean any consent, approval, authorization, permit, license, certificate or exemption which any Environmental Law requires any of the Company, its Subsidiaries or the Associated Companies to hold in order to develop and operate their assets and conduct their business, other than any Permit concerning cultural heritage or Native Title matters.

                  "Estimated Closing Total Company Adjusted Net Assets" shall have the meaning set forth in Section 2.2(b).

                  "Estimated Closing Total Company Adjusted Net Assets Statement" shall have the meaning set forth in Section 2.2(b).

                  "Expert" shall mean a person with over ten years experience in Tax agreed by Buyer, Seller and Peabody, or if they do not agree on the person to be appointed within 5 days of one party requesting appointment, a person with the same expertise appointed by the President of the Australian Institute of Chartered Accountants at the request of Buyer, Seller and Peabody.

                  "Final Closing Balance Sheet" shall have the meaning set forth in Section 2.7(c).

                  "Final Closing Total Company Adjusted Net Assets Statement" shall have the meaning set forth in Section 2.7(c).

                  "FIRB Approval" shall mean: (A) Buyer receives written advice from or on behalf of the Treasurer of the Commonwealth of Australia stating or to the effect that the Commonwealth Government of Australia does not object to Buyer and Seller entering into and completing the transactions the subject of this Agreement, being advice that is either unconditional or does not include a condition that the Buyer, acting reasonably, considers unacceptable; or (B) the Treasurer of the Commonwealth of Australia becomes precluded from making an order in respect of the acquisition of the Shares under the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth).

                  "Governmental Approval" shall mean any Consent of, with or to any Governmental Authority, including, without limitation, FIRB Approval.

                  "Governmental Authority" shall mean any Australian or other federal, state, provincial or local government or other political subdivision thereof, any entity, authority, industrial relations commission, tribunal, agency or body exercising executive, legislative, judicial, regulatory, fiscal or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

                  "Governmental Order" shall mean, with respect to any Person, any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority and binding on such Person.

                  "GST" has the same meaning as in the A New Tax System (Goods & Services Tax) Act 1999 (Cth).

                  "Hazardous Materials" shall mean any substance or preparation defined as a "contaminant", "hazardous contaminant", "hazardous substance," "toxic substance," "hazardous waste," "dangerous preparation" or "dangerous substance" or any other term of similar import under any Environmental Law as in effect as of the date of the Closing or any other materials which are regulated or give rise to liability under Environmental Laws as in effect as of the date of the Closing, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radiation and radioactive materials, leaded paints, molds and other harmful biologic agents, and polychlorinated biphenyls.

                  "Indemnified Party" shall have the meaning set forth in
Section 9.1(d).

                  "Indemnifying Party" shall have the meaning set forth in
Section 9.1(d).

                  "Indemnity Termination Date" shall have the meaning set forth in Section 9.1(c).

                  "Intellectual Property" shall mean all (i) patents, (ii) inventions, discoveries, processes, formulae, designs, models, industrial designs, know-how, confidential information, proprietary information and trade secrets, whether or not patented or patentable, (iii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names,
(iv) copyrights and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world, and (vii) all registrations and applications for registration of any of the foregoing.

                  "Intercompany Account" shall have the meaning set forth in
Section 3.25.

                  "Joint Venture" shall have the meaning set forth in Section
3.7.

                  "Joint Venture Agreement" shall have the meaning set forth in
Section 3.7.

                  "Knowledge of Seller" shall mean matters actually known after reasonable investigation by any of the Persons listed on Schedule 1.1(A).

                  "Law" shall mean any applicable Governmental Order or any applicable provision of any constitution, law (including principles of the common law), legally binding directive, treaty, statute, rule, regulation or order of any Governmental Authority.

                  "Leased Real Property" shall have the meaning set forth in
Section 3.23(a).

                  "Liabilities" shall mean any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise.

                  "Losses" shall mean any and all claims, Liabilities, losses, damages, fines, penalties and costs (in each case including reasonable out-of-pocket expenses (including reasonable attorneys', accountants', technical consultants', engineers' and experts' fees and expenses)).

                  "Material Contracts" shall have the meaning set forth in
Section 3.19(a).

                  "Material Environmental Applications" shall have the meaning set forth in Section 3.20(a)(vii).

                  "Material Mining Applications" shall have the meaning set forth in Section 3.12(c)(ii).

                  "Material Permits" shall mean all Permits that are material to the Company, any of its Subsidiaries or any Associated Company.

                  "Mining Authorization" shall mean the mining leases, licenses, permits and other mining authorities held by any of the Company, its Subsidiaries or the Associated Companies, and which are listed on Schedule 1.1(B).

                  "Native Title" shall mean a right, interest or entitlement to the occupation or use of land by indigenous persons or their descendants in accordance with the laws and customs recognized by statute or common law from time to time (including in respect of cultural heritage).

                  "Net Debt" shall mean, as of any date, the result of Debt minus Cash of the Company and its Subsidiaries.

                  "Neutral Auditor" shall have the meaning set forth in Section 2.7(c).

                  "ordinary course of business" shall mean, the usual, regular and ordinary course of a business consistent with the past practice thereof.

                  "Ordinary Shares" shall have the meaning set forth in the recitals to this Agreement.

                  "organizational document" shall mean, as to any Person, its constitution, certificate or articles of incorporation, its regulations or by-laws or any equivalent documents under the law of such Person's jurisdiction of incorporation or organization.

                  "Owned Real Property" shall have the meaning set forth in
Section 3.23(b).

                  "Peabody" shall have the meaning set forth in the first sentence of this Agreement.

                  "Permits" shall mean any consent, approval, authorization, permit, license, certificate or exemption which the Law requires the Company, any of its Subsidiaries or any

Associated Company to hold in order to develop and operate its respective assets and conduct its respective business.

                  "Permitted Encumbrance" shall mean, (i) liens for Taxes, Assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed, (ii) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business or by operation of law if the underlying obligations are not delinquent, (iii) any conditions that may be shown by a current, accurate survey, (iv) easements, encroachments, restrictions, rights of way and any other non-monetary title defects, and (v) zoning, building and other similar restrictions; provided none of the foregoing described shall individually or in the aggregate impair the continued use and operation or materially impair the value of the property to which they relate in the ordinary course of business of the Company and its Subsidiaries, as applicable.

                  "Permitted Restructuring Tax Costs" shall mean any liability for Tax and any related advisory costs that the Company or any of its Subsidiaries incurs to the extent that such liability or costs would not have arisen or been incurred had the Company or any of its Subsidiaries not undertaken the Company Restructuring.

                  "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

                  "Post-Closing Filing Return" shall have the meaning set forth in Section 5.3(b)(ii).

                  "Post-Closing Tax Period" shall mean all taxable periods beginning after the Closing Date.

                  "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date.

                  "Preference Shares" shall have the meaning set forth in the recitals to this Agreement.

                  "Proceeding" shall mean any action, claim, matter, dispute, demand, suit, proceeding, conciliation, arbitration, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority.

                  "Purchase Price" shall have the meaning set forth in Section 2.2(a).

                  "Recipient" shall have the meaning set forth in Section 10.1.

                  "RAG Trading" shall have the meaning set forth in Section 3.4(b).

                  "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into any occupied structure or the environment, including, surface water, ground water, a drinking water supply, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

                  "Resolution Period" shall have the meaning set forth in
Section 2.7(b).

                  "Ruhrkohle" shall have the meaning set forth in Section
9.1(a).

                  "Seller" shall have the meaning set forth in the first sentence of this Agreement.

                  "Seller Confidential Information" shall have the meaning set forth in Section 5.16(b).

                  "Seller Guarantees" shall mean all guarantees, indemnities, letters of credit, letters of comfort and similar credit obligations set forth on Schedule 1.1(C).

                  "Seller Indemnitees" shall have the meaning set forth in
Section 9.1(b).

                  "Seller Insurance Policies" shall have the meaning set forth in Section 5.12.

                  "Seller Representatives" shall have the meaning set forth in
Section 5.16(a).

                  "Shares" shall have the meaning set forth in the recitals to this Agreement.

                  "Straddle Indemnification Period" shall have the meaning set forth in Section 5.3(e).

                  "Straddle Period" shall have the meaning set forth in Section 5.3(e).

                  "Subject Claims" shall have the meaning set forth in Section 5.12.

                  "Subject Liabilities" shall have the meaning set forth in
Section 5.12.

                  "subsidiaries" shall mean any and all corporations, partnerships, limited liability companies and other entities with respect to which a company, directly or indirectly, owns securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

                  "Subsidiaries" shall have the meaning given in the Australian Corporations Act; provided, however, that for purposes of Sections 3.15, 5.1(b)(ix) and 5.3 "Subsidiaries" shall mean any entities which are controlled by a parent entity, where control means the capacity to dominate decision making, directly or indirectly, in relation to the financial and operating policies of another entity so as to enable that other entity to operate with it in pursuing the objectivities of the parent entity. For the purpose of this definition "control" shall not be deemed to exist where 50% or less of the issued capital is held

                  "Subsidiary Securities" shall have the meaning set forth in
Section 3.5.

                  "Supplier" shall have the meaning set forth in Section 10.1.

                  "Target Total Company Equity" shall have the meaning set forth in Section 2.2(b).

                  "Tax" or "Taxes" shall mean any taxes of any kind, including but not limited to:

                  (a) income tax, capital gains tax, franking deficits tax, land tax, Duty, fringe benefits tax, superannuation guarantee levy, GST, training guarantee levy, PAYE or PAYG withholding tax, other withholding taxes, land tax, import or customs duty, excise, municipal and council rates;

                  (b) those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, value added, goods and services, property, environmental or windfall profits taxes, customs, duties or similar fees, Assessments or charges of any kind whatsoever; and

                  (c) any contractual obligation to indemnify another Person for Taxes;

together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

                  "Tax Act" shall mean the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth), as the case may be, as in force from time to time.

                  "Tax Amendment Period" shall mean the last date by which the relevant Governmental Authority may review, audit, amend or cause to be amended a Tax Return or Assessment of the relevant Person relating to or arising in respect of a period occurring on or before Closing or a Straddle Period, provided that no extension or waiver of the Tax Amendment Period applicable to any Tax or Tax Return has been agreed for the relevant period. Notwithstanding the foregoing, the last date of any Tax Amendment Period shall not be later than 8 years from the date of assessment or deemed assessment pursuant to a Tax Law.

                  "Tax Benefit" shall have the meaning set forth in Section 9.1(c).

                  "Tax Claim" shall have the meaning set forth in Section
5.3(h).

                  "Tax Law" shall mean any Law relating to Tax.

                  "Tax Loss" shall have the meaning set forth in Section 5.3(f)(vi).

                  "tax reserve" shall have the meaning set forth in Section 5.3(g).

                  "Tax Return" shall mean any return, report, declaration, form, election letter, statement or other information or document required by any Tax Law to be or prepared by a Person, filed with any Governmental Authority or kept by the Person with respect to Taxes, including, but not limited to, an income tax return, a GST return and any schedule or attachment thereto or amendment thereof.

                  "Taxing Authority" shall mean, with respect to any Tax, the Governmental Authority thereof that imposes such Tax and the agency, court or other body (if any) charged with the interpretation, administration or collection of such Tax for such Governmental Authority.

                  "Tenure Defect" shall mean any potential defect in a Material Mining Application caused by the background tenure of a prospecting permit, an exploration permit or a mineral development license granted by the Queensland Department of Natural Resources and Mines and which background tenure was subject to a condition that excluded land subject to Native Title from the permit area.

                  "Termination Nonsolicitation Period" shall mean the greater of the following to the extent permitted by Law: (A) 2 years or (B) 1 year from the date of termination of this Agreement in accordance with its terms.

                  "Thiess" shall have the meaning set forth in Section 3.19(c).

                  "Thiess Operating Agreement" shall have the meaning set forth in Section 3.19(c).

                  "Third Parties" shall have the meaning set forth in Section 5.10(a).

                  "Third-Party Claim" shall have the meaning set forth in
Section 9.1(d).

                  "Total Company Equity" shall mean, with respect to a specific date, the total company equity set forth on the Company's statement of financial position as of such date, as determined in accordance with Australian Accounting Standards, consistently applied.

                  "Total Company Adjusted Net Assets" shall mean, with respect to a specific date, (i) Total Company Equity minus (ii) Net Debt as calculated based on amounts set forth on the Company's statement of financial position as of such date, as determined in accordance with Australian Accounting Standards, consistently applied; provided that for any determination as of the Closing Date, Total Company Equity shall be adjusted by the addition of the amount of the after-tax cost to the Company of payments made pursuant to the last sentence of Section 11.1 of this Agreement; and, provided further that for any determination as of the Closing Date, the amount of the Company Dividend shall be deemed to be Cash for purposes of the calculation of Net Debt to the extent such amount has been deducted in calculating Total Company Equity.

                  "Water Permits" shall mean any Consent under the Australia Water Act 2000 (Qld) (the "Water Act") or Australia Integrated Planning Act 1994
(Qld) required by the Company or any of its Subsidiaries to take or use water or to construct works for the taking, use or inference with water or the construction of a dam in order to develop and operate their respective assets and conduct their respective businesses.

                  1.2 Other Interpretive Provisions. (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including any Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to "U.S. dollars" or "US$" shall be deemed references to the lawful money of the United States of America, and all references to "Australian dollars" or "A$" shall be deemed references to the lawful money of Australia.

                  (b) The disclosure of any matter on a Schedule shall not be deemed to be an admission or representation as to the materiality of the matter so disclosed. Any matter disclosed on a Schedule pursuant to any Section of this Agreement shall be deemed to have been disclosed for purposes of another Section or Sections of this Agreement if the relevance or applicability of such disclosure to the subject matter of such other Section or Sections is clear and apparent on the face of such disclosure.

                                   ARTICLE II
                               PURCHASE AND SALE

                  2.1 Purchase and Sale of the Shares. (a) On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller will sell, convey, assign and transfer to Buyer, and Buyer will purchase and acquire, all of such Seller's right, title and interest in and to the Shares, free and clear of all Encumbrances.

                  2.2      Consideration; Estimated Purchase Price Adjustment.
(a) On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment and transfer of the Shares, Buyer will (and Peabody will cause Buyer to) pay to Seller Two Hundred Fifty Million U.S. Dollars (US$250,000,000), as adjusted in accordance with Section 2.2(b) hereof (the "Closing Payment"; and the Closing Payment, as adjusted in accordance with Section 2.7, the "Purchase Price").

                  (b) Not later than three (3) business days prior to the Closing Date, Seller shall deliver to Buyer a statement (the "Estimated Closing Total Company Adjusted Net Assets Statement") setting forth Sellers' good faith estimate of the Total Company Adjusted Net Assets of the Company and its consolidated entities in Australian Dollars as of the Closing Date, giving effect to the Company Restructuring (the "Estimated Closing Total Company Adjusted Net Assets"). At the Closing, the amount of the Closing Payment that Buyer shall pay shall be adjusted by the difference between (i) the Estimated Closing Total Company Adjusted Net Assets and (ii) A$253,765,000 (the "Target Total Company Equity"). If the Estimated Closing

Total Company Adjusted Net Assets exceeds the Target Total Company Equity, the amount of the Closing Payment paid at the Closing shall be increased dollar-for-dollar by the amount of such excess (after converting the amount of such excess to U.S. dollars in accordance with Section 2.9); and if the Estimated Closing Total Company Adjusted Net Assets is less than the Target Total Company Equity, the amount of the Closing Payment paid at the Closing shall be decreased dollar-for-dollar by such shortfall (after converting the amount of such shortfall to U.S. dollars in accordance with Section 2.9). The Closing Payment shall thereafter be subject to further adjustment as provided in
Section 2.7.

                  2.3 The Closing. Unless this Agreement shall have been terminated pursuant to ARTICLE VIII, subject to the satisfaction or waiver of the conditions set forth in ARTICLES VI and VII, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on the later of (i) five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article VI and Article VII occurs and (ii) April 15, 2004 (the later of (i) and (ii), the "Closing Date"), or at such other place and time as may be agreed upon by Seller, Peabody and Buyer. Except as may otherwise be agreed to by the parties, the Closing shall be deemed effective for all purposes under this Agreement as of 11:59 p.m., Eastern Standard Time, on the Closing Date.

                  2.4 Deliveries at the Closing. (a) At or prior to the Closing, Seller shall deliver or cause to be delivered, to Buyer (provided that in the case of the documents referred to in paragraphs (vii) to (xi) below such documents shall be deemed to have been delivered to Buyer if at the Closing they are located at any premises owned or controlled by the Company or any of its Subsidiaries):

                  (i) share certificates for the Shares accompanied by share transfer forms duly executed by Seller;

                  (ii)     a receipt from Seller for the Closing Payment;

                  (iii) copies of the resolutions (or local equivalent) of the board of directors and, where required, the shareholders of Seller, authorizing and approving this Agreement and the transactions contemplated hereby, certified by the corporate secretary or other senior officer or officers of Seller reasonably acceptable to Buyer to be true and complete and in full force and effect and unmodified as of the Closing Date;

                  (iv)     the Consents listed on Schedule 2.4(a)(iv);

                  (v)      the certificate required by Section 7.3;

                  (vi) the written resignations of all directors and officers of the Company and each of its Subsidiaries, including, the secretary of the Company and each of its Subsidiaries, and the auditors of the Company and each of its Subsidiaries; each resignation to be effective on the appointment of the directors, officers, secretaries and auditors to be appointed at the board meeting to be convened under
         Section 2.5;

                  (vii) the certificate of registration, common seal (to the extent the Company and each Subsidiary has one); all statutory, minute and other record books and share certificate books of the Company and each Subsidiary and all unused share certificates;

                  (viii) all ledgers and books of account of the Company and each Subsidiary;

                  (ix) all check books and a list of all bank accounts maintained by the Company and each Subsidiary;

                  (x) all documents in the possession of the Company and each Subsidiary relating to the Owned Real Property and the Leased Real Property; and

                  (xi) a form of proxy as contemplated by Section 2.6(i) to appoint a nominee of Buyer as sole proxy of Seller to attend all shareholder meetings and exercise the votes attached to the Shares.

                  (b) At or prior to the Closing, Buyer shall (and Peabody shall cause Buyer to) deliver or cause to be delivered to Seller the following:

                  (i) the Closing Payment by wire transfer of immediately available funds;

                  (ii)     a receipt from Buyer for the Shares;

                  (iii) copies of the resolutions of the board of directors of Peabody and Buyer authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, certified by the corporate secretary of Peabody and Buyer, as applicable, to be true and complete and in full force and effect and unmodified as of the Closing Date; and

                  (iv)     the certificate required by Section 6.3.

                  2.5      Closing Board Meeting.

                  At the Closing, Seller shall ensure that a meeting of the directors of the Company and each of its Subsidiaries is convened and the following business is conducted at the meeting:

                  (i) approval of the registration of Buyer as the holder of the Shares on the books of the Company, subject to the payment of applicable Duty on those Shares;

                  (ii) appointment of the nominees of the Buyer as directors, secretary, or auditors of the Company and each of its Subsidiaries;

                  (iii) alteration of the registered office of the Company to that of the registered office of Buyer; and

                  (iv) revocation of all existing powers of attorney, signing authorities and mandates for the operation of bank accounts of the Company and each of its Subsidiaries and approval of new mandates in favour of the officers of the Company and each of its Subsidiaries nominated by Buyer.

                  2.6 Period after Closing. From the Closing Date, until the Shares are registered in the name of Buyer, Seller shall, at the cost of the
Buyer: (i) appoint the nominees of Buyer as sole proxy of Seller to attend shareholders meetings and exercise the votes attached to the Shares; (ii) not itself attend or vote at those meetings; and (iii) take all other actions in the capacity of a registered holder of the Shares as Buyer directs.

                  2.7      Closing Payment Adjustment. (a) Within thirty-five
(35) calendar days after the Closing Date, Seller, at its expense, will prepare, or cause to be prepared, and will deliver to Buyer, a statement of financial position of the Company and its Subsidiaries as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared on a consolidated basis in accordance with Australian Accounting Standards, applied on a basis consistent with the audited statement of financial position of the Company and its consolidated entities as at December 31, 2003 included in the Audited Financial Statements (the "Audited Balance Sheet") and shall be attested, in accordance with Australian Auditing Standards, by KPMG. At the same time, Seller, at its expense, will prepare or cause to be prepared, and will deliver to Buyer, a statement of Total Company Adjusted Net Assets of the Company and its consolidated entities in Australian Dollars as of the Closing Date (the "Closing Total Company Adjusted Net Assets Statement"). The Closing Total Company Adjusted Net Assets Statement shall be prepared in accordance with the definition of Total Company Adjusted Net Assets and on a consolidated basis in accordance with Australian Accounting Standards, applied on a basis consistent with the Audited Balance Sheet and shall be attested, in accordance with Australian Auditing Standards, by KPMG. Peabody and Buyer will assist and cooperate with Seller in the preparation of each of the Closing Balance Sheet and the Closing Total Company Adjusted Net Assets Statement, including by providing Seller and KPMG with reasonable access to the books and records of the Company and to any other information reasonably necessary to prepare the Closing Balance Sheet and the Closing Total Company Adjusted Net Assets Statement.

                  (b) Peabody and Buyer shall, within twenty-one (21) calendar days after the delivery by Seller of the Closing Balance Sheet and the Closing Total Company Adjusted Net Assets Statement, complete its review of the Closing Balance Sheet and the Closing Total Company Adjusted Net Assets Statement. Peabody and Buyer and their accountants shall be provided with reasonable access to the workpapers of KPMG in connection with such review subject to Buyer's compliance with procedures requested by KPMG that are reasonable and customary under the circumstances. In the event that Buyer determines that either of the Closing Balance Sheet or the Closing Total Company Adjusted Net Assets Statement has not been prepared on a basis consistent with the requirements of Section 2.7(a), Buyer shall deliver notice to Seller on or prior to the twenty-first (21st) day after receipt of the Closing Balance Sheet and the Closing Total Company Adjusted Net Assets Statement specifying in reasonable detail all disputed items and the basis therefor. If Buyer so notifies Seller of any objections to the Closing Balance Sheet or the Closing Total Company Adjusted Net Assets Statement, Peabody, Buyer and Seller shall, within thirty (30) days following the date of such notice (the "Resolution Period"), attempt to resolve their differences and any written resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable for all purposes under this Agreement.

                  (c) If at the conclusion of the Resolution Period Peabody, Buyer and Seller have not reached an agreement on Buyer's objections, then all amounts and issues remaining in dispute shall be submitted by Seller, Peabody and Buyer to PricewaterhouseCoopers LLP or to another mutually acceptable nationally recognized independent accounting firm in Australia (the "Neutral Auditor") for a determination resolving such amounts and issues. Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter with respect to the determination to be made by the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne one-half by Seller, on the one hand, and one-half by Peabody and Buyer, on the other hand. Except as provided in the preceding sentence, all other costs and expenses incurred by Peabody, Buyer and Seller in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall determine only those issues still in dispute at the end of the Resolution Period and the Neutral Auditor's determination shall be based upon and be consistent with the terms and conditions of this Agreement. The determination by the Neutral Auditor may be based on presentations with respect to such disputed items by Peabody, Buyer and Seller to the Neutral Auditor. Each of Peabody, Buyer and Seller shall use its reasonable best efforts to make its presentation as promptly as practicable following submission to the Neutral Auditor of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Neutral Auditor. In deciding any matter, the Neutral Auditor (i) shall be bound by the provisions of this Section 2.7(c) and
(ii) may not assign a value to any item greater than the greatest value for such item claimed by Peabody, Buyer or Seller or less than the smallest value for such item claimed by Peabody, Buyer or Seller. The Neutral Auditor's determination shall be made within forty-five (45) days after its engagement (which engagement shall be made no later than five (5) Business Days after the end of the Resolution Period), or as soon thereafter as possible, shall be set forth in a written statement delivered to Seller, Peabody and Buyer and shall be final, conclusive, nonappealable and binding for all purposes hereunder, absent manifest error. The term "Final Closing Balance Sheet" shall mean the definitive Closing Balance Sheet agreed to by Seller, Peabody and Buyer in accordance with
Section 2.7(b) or the definitive Closing Balance Sheet resulting from the determination made by the Neutral Auditor in accordance with this Section 2.7(c). The term "Final Closing Total Company Adjusted Net Assets Statement" shall mean the definitive Closing Total Company Adjusted Net Assets Statement agreed to by Seller, Peabody and Buyer in accordance with Section 2.7(b) or the definitive Closing Total Company Adjusted Net Assets Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.7(c).

                  (d) If the calculation of the Total Company Adjusted Net Assets contained in the Final Closing Total Company Adjusted Net Assets Statement is less than the Total Company Adjusted Net Assets contained in the Estimated Closing Total Company Adjusted Net Assets Statement, Seller shall pay to Buyer an amount in cash equal to the amount of such deficiency (after converting such deficiency amount to U.S. dollars in accordance with Section 2.9). If the calculation of the Total Company Adjusted Net Assets contained in the Final Closing Total Company Adjusted Net Assets Statement is greater than the Total Company Adjusted Net Assets contained in the Estimated Closing Total Company Adjusted Net Assets Statement, Buyer shall pay to Seller an amount in cash equal to the amount of such excess (after converting such excess amount to U.S. dollars in accordance with Section 2.9).

                  (e) All amounts payable by Buyer or Seller, as the case may be, pursuant to Section 2.7(d), shall be (i) paid within three (3) Business Days after the ultimate determination of the Final Closing Total Company Adjusted Net Assets Statement as provided in Section 2.7(c).

                  (f) Notwithstanding anything to the contrary in this Agreement, the amount of any adjustment made pursuant to this Section 2.7 in respect of any item shall not be recoverable more than once by the party to whom such amount was paid or credited, whether pursuant to this Section 2.7, Section
9.1 or otherwise.

                  2.8      Payments On or Before Closing. In accordance with
Section 11.1 hereof, Seller shall pay on or before the Closing all amounts payable for investment banking fees and legal and other similar fees and expenses of the Company and the Company's Subsidiaries (or for which the Company or any of its Subsidiaries may be liable) related to the transactions contemplated in this Agreement, and none of the Company or any of its Subsidiaries shall have any liability in respect thereof after the Closing.

                  2.9 Form of Payments. All payments hereunder shall be made by delivery to the recipient by depositing, by bank wire transfer, the required amount in U.S. dollars (in immediately available funds) to an account of the recipient, which account shall be designated by the recipient in writing at least three (3) Business Days prior to the date of the required payment. Any amounts described in Australian dollars required to be paid pursuant to Section 2.2(b) or Section 2.7(d) shall be converted to U.S. dollars to comply with this
Section 2.9, using the rate of exchange between Australian dollars and U.S. dollars as reported by Bloomberg, L.P. as of the close of business in New York, New York on the Business Day immediately prior to the Closing Date.

                  2.10 Allocation of Purchase Price. The parties agree to allocate the Purchase Price among the Shares in accordance with Schedule 2.10.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Peabody and Buyer as follows:

                  3.1 Organization. Each of Seller, the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Each of Seller, the Company and its Subsidiaries has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed (i) would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or (ii) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
Schedule 3.1 sets forth the jurisdictions where the Company and each of its Subsidiaries is qualified or licensed to do business. Seller has heretofore provided to Buyer a complete and correct copy of the organizational documents of the Company and each of its Subsidiaries, as currently in effect.

                  3.2 Authorization; Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller, and the performance of its obligations hereunder, has been duly authorized by all necessary corporate action on the part of such party, and, upon such authorization, no other corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and, assuming due authorization, execution and delivery by Peabody and Buyer, constitutes a valid and binding agreement of Seller and, subject to any necessary stamping and registration, is enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                  3.3 Capital Stock. The entire issued share capital of the Company consists of (i) 1,500 Ordinary Shares and (ii) 65,000,000 Redeemable Preference Shares. All of such issued shares have been validly issued, are fully paid (and no money or other obligation is owing in respect of them), and have not been issued in violation of any preemptive or similar rights. Except for the Shares, there are no outstanding (i) shares or voting securities of the Company,
(ii) securities of the Company convertible into or exercisable or exchangeable for shares or voting securities of the Company, (iii) options or other rights or agreements to acquire from the Company, or other obligations of the Company to issue, transfer or sell any shares, voting securities or securities convertible into or exercisable or exchangeable for shares or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as "Company Securities"). Neither the Company nor any of its Subsidiaries is obligated to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts, proxies or other agreements or understandings with respect to or concerning Company Securities.

                  3.4 Ownership; No Liabilities of RAG Trading. (a) Seller is the registered, legal and beneficial owner of, and has good and valid title to, all of the issued and outstanding Shares and, as of the Closing, will be the registered, legal and beneficial owner of all of the issued and outstanding Shares, in each case, free and clear of any Encumbrances (or any agreement, obligation or commitment to give or create such Encumbrance), and will transfer and deliver to Buyer at the Closing good and valid title to such Shares, free and clear of any Encumbrances or third party interests or rights, subject to any necessary stamping and registration requirements.

                  (b) Since December 31, 2001, ACN 003 181 217 Pty Limited (formerly known as RAG Trading Asia Pacific Pty Limited (ABN 55 033 181 217)) ("RAG Trading"), (i) has had no assets, material Liabilities, including, without limitation, contractual obligations to third parties, (except for the net loss of A$343,542 reported in the Company's statement of financial performance for the year ended December 31, 2001, attached to the Company's

Director's Report for the year ended December 31, 2001), no operations and no employees, and (ii) has not conducted any business in any manner whatsoever.

                  3.5 Subsidiaries. Schedule 3.5(i) sets forth the names, jurisdictions of incorporation, formation or organization and the issued share capital and beneficial ownership, of all Subsidiaries of the Company. Except as set forth on Schedules 3.5(i), 3.6(i) and 3.7(i), none of the Company or any of its Subsidiaries, directly or indirectly, owns any voting, equity or other ownership interest in any corporation, partnership or other Person or entity. Except as set forth on Schedule 3.5(ii), all the issued share capital, partnership interests, membership interests or other equity interests, as applicable, of each such Subsidiary are validly issued, fully paid (and no money or other obligation is owing in respect of them), have not been issued in violation of any preemptive or similar rights, and are registered as being owned, legally and beneficially, by the Company or one of its Subsidiaries free and clear of any Encumbrances, or any agreement, obligation or commitment to give or create such Encumbrance, and other third party interests or rights. Except as set forth in Schedule 3.5(iii), there are no outstanding (i) shares or voting securities of any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares or voting securities of any of the Company's Subsidiaries, (iii) options or other rights or agreements to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, transfer or sell any shares, voting securities or securities convertible into or exercisable or exchangeable for shares or voting securities of any Subsidiary of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as "Subsidiary Securities"). There are no
(A) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities or (B) voting trusts, proxies or other agreements or understandings with respect to or concerning Subsidiary Securities.

                  3.6 Associated Companies. Schedule 3.6(i) sets forth the names, jurisdictions of incorporation, formation or organization and the issued share capital and beneficial ownership, of entities (each, an "Associated Company") in which the Company or any one of its Subsidiaries has an interest other than those entities described in Schedules 3.5(i) and 3.7(i). Except as set forth on Schedule 3.6(ii), all the issued share capital, partnership interests, membership interests or other equity interests, as applicable, of each Associated Company held by Seller are validly issued, fully paid (and no money or other obligation is owing in respect of them), have not been issued in violation of any preemptive or similar rights, and are registered as being owned, legally and beneficially, as set forth on Schedule 3.6(i), free and clear of any Encumbrances, or any agreement, obligation or commitment to give or create such Encumbrance, and other third party interests or rights; and, to the Knowledge of Seller, all the issued share capital, partnership interests, membership interests or other equity interests, as applicable, of each Associated Company held by persons other than Seller are validly issued, fully paid (and no money or other obligation is owing in respect of them), have not been issued in violation of any preemptive or similar rights, and are registered as being owned, legally and beneficially, as set forth on Schedule 3.6(i), free and clear of any Encumbrances, or any agreement, obligation or commitment to give or create such Encumbrance, and other third party interests or rights. Except as set forth in Schedule 3.6(iii), Seller is not a party to any (A) outstanding obligations of any Associated Company to repurchase, redeem or otherwise acquire any shares or voting securities of (or securities convertible into or exercisable or exchangeable for, or options or other rights or agreements to acquire, shares or voting securities of) any

Associated Company or (B) voting trusts, proxies or other agreements or understandings with respect to or concerning any shares or voting securities of (or securities convertible into or exercisable or exchangeable for, or options or other rights or agreements to acquire, shares or voting securities of) any Associated Company.

                  3.7 Joint Ventures. Schedule 3.7(i) sets forth the names, jurisdictions of incorporation, formation or organization and the issued share capital and beneficial ownership, of all joint ventures and partnership arrangements (each, a "Joint Venture") in which the Company or any one of it Subsidiaries has an interest other than those entities described in Schedules 3.5(i) and 3.6(i). Except as set forth on Schedule 3.7(ii), there is no agreement or commitment entered into by or imposed on the Company or any of its Subsidiaries which calls for the creation or transfer of any ownership interest in any Joint Venture (or any other agreements entered into by the Company or such Subsidiary in connection therewith) (each, a "Joint Venture Agreement"). Except as set forth on Schedule 3.7(iii), the interests set forth on Schedule 3.7(i) are free of all Encumbrances and other third party interests or rights other than those arising under or in connection with any Joint Venture Agreement. Other than as set out in the Joint Venture Agreements, there is no agreement, obligation or commitment entered into by or imposed on the Company or any of its Subsidiaries to give or create any Encumbrance or third party interest or right in any Joint Venture.

                  3.8      Audited Financial Statements; Superannuation. (a)
Schedule 3.8 sets forth the audited consolidated statements of financial position of the Company and its consolidated entities as at December 31, 2002 and 2003 and the related audited consolidated statements of financial performance and cash flows for the years ended December 31, 2001, 2002 and 2003 (together, the "Audited Financial Statements"). Each of the statements of financial position and statements of financial performance and cash flows included in the Audited Financial Statements (i) has been prepared in accordance with Australian Accounting Standards applied on a consistent basis during the periods involved and (ii) fairly presents the consolidated financial position of the Company and its consolidated entities as of the dates thereof and their consolidated performance for the periods then ended.

                  (b) Each of the Company and its Subsidiaries have satisfied all their superannuation obligations under the Australian Superannuation Guarantee (Administration) Act 1992 (Cth).

                  3.9 Absence of Undisclosed Liabilities(a) . (a) None of the Company or its Subsidiaries has any Liabilities, other than Liabilities (i) reflected or reserved against in the Audited Balance Sheet or not required by Australian Accounting Standards to be so reflected, reserved or disclosed, (ii) incurred in the ordinary course of business not in breach of Section 5.1 of this Agreement since the date of the Audited Balance Sheet (and, if incurred prior to the date hereof, would not have been in breach of Section 5.1 of this Agreement if this Agreement was in full force and effect at such time) or (iii) disclosed on Schedule 3.9.

                  3.10     No Conflicts or Approvals. Except as set forth on
Schedule 3.10, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby does not and will not (i) violate, conflict with or result in a breach by Seller, the Company or any of the Company's Subsidiaries of their respective organizational documents, (ii) violate, conflict with or result in a breach of, or constitute a default by any of Seller, the Company or the Company's Subsidiaries (or create an event which, with notice or lapse of time or both, would constitute a default) under, or require any consent or other action by any Person under, or give rise to any penalty right of termination, cancellation or acceleration or loss of a material benefit under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which any of Seller, the Company or the Company's Subsidiaries or any of their respective properties or assets may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to any of Seller, the Company or the Company's Subsidiaries or any of their respective properties or assets or (iv) result in the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the properties or assets of Seller, the Company or any of the Company's Subsidiaries, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not be material to the Company or its Subsidiaries taken as a whole and would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

                  3.11 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or any Consent from, any Governmental Authority, except with any applicable requirements of the actions and filings listed on Schedule 3.11 and any such action or filing as to which the failure to make or obtain would not be material to the Company and its Subsidiaries taken as a whole or materially adversely affect the ability of Seller to consummate the transactions contemplated hereby.

                  3.12 Compliance with Law; Mining Authorities; Occupational Health and Safety Laws; Performance Bonds. (a) Except as set forth on Schedule 3.12, each of the Company and its Subsidiaries have conducted their respective businesses and developed and operated their assets in compliance with all Laws (except for Laws covered by the representations set forth in Section 3.12(d) and (e)) and all Permits, except where noncompliance would not interfere in any material respect with the ability of the Company and its Subsidiaries, taken as a whole, to continue to operate their assets and conduct their businesses as currently conducted, and would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement. In furtherance of the foregoing, none of the Company, any of its Subsidiaries, or any of their respective employees is a party to any agreement, contract, arrangement or understanding, whether legally enforceable or not, which is in breach of any restrictive trade practices legislation or which is registerable, unenforceable or void pursuant to that legislation and none of the Company or any of its Subsidiaries has engaged in any conduct or practice in breach of that legislation; and none of the Company or any of its Subsidiaries is as of the date hereof subject to formal investigation by any Government Authority under any restrictive trade practices legislation.

                  (b) Each of the Company, its Subsidiaries and, to the Knowledge of Seller, the Associated Companies, possesses all Permits necessary to own, lease, develop and operate its assets and conduct their businesses in all material respects as currently conducted. None of the Company or any of its Subsidiaries has received any communication alleging or threatening that any such Permit may be modified, suspended or revoked and, to the Knowledge of Seller, there are no circumstances or conditions providing valid grounds for the same, except where any such modification, suspension or revocation would not interfere in any material respect with the ability of the Company and its Subsidiaries, taken as a whole, to continue to operate their assets and conduct their businesses as currently conducted, and would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

                  (c) (i) There are no material mining leases, licenses, permits or other mining authorities owned by the Company or any of its Subsidiaries other than the Mining Authorizations. The Company or one of its Subsidiaries holds the legal or beneficial title to the interest in each of the Mining Authorizations.

                  (ii) To the Knowledge of Seller, there are no material applications for mining leases, licenses, permits and other mining authorities in the name of the Company or any of its Subsidiaries other than those set forth on Schedule 3.12(c)(ii)(A) (the "Material Mining Applications"); and the Company or one of its Subsidiaries will, on grant of any of such applications, hold legal or beneficial title to the interest in each such application as set forth on Schedule 3.12(c)(ii)(A). Each of the Material Mining Applications has been made in accordance with applicable Laws. Except as set forth on Schedule 3.12(c)(ii)(B), none of Seller, the Company or any of its Subsidiaries has received any written communication that indicates that any of the Material Mining Applications will not be granted; and, to the Knowledge of Seller, none of Seller, the Company or any of its Subsidiaries has received any other communication that indicates that any of the Material Mining Applications will not be granted.

                  (iii) Except as set forth on Schedule 3.12(c)(iii)(A), each of the Company and its Subsidiaries has complied in all material respects with the terms and conditions of the Mining Authorizations. Except as set forth on Schedule 3.12(c)(iii)(B), none of the Company or any of its Subsidiaries has received any notice of any written, or to the Knowledge of Seller, threatened claims that could adversely affect the title of the Company or any of its Subsidiaries to any Mining Authorization or that could adversely affect the use of the Mining Authorizations for the purposes of the business of the Company and its Subsidiaries and in accordance with their terms, which are material to the business of the Company and its Subsidiaries taken as a whole.

                  (iv) Other than Material Mining Applications MLA 70256 and MLA 70257, none of the Material Mining Applications is subject to a Tenure Defect.

                  (d) Each of the Company and its Subsidiaries has operated its business in compliance with all applicable human health Laws, employee health and planning Laws and occupational health and safety Laws and mining Laws binding on such company or affecting such business, including making all relevant appointments under such Laws, except where noncompliance would not (i) have a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of the Company or any of its Subsidiaries, taken as a whole (ii) interfere in any material respect with the ability of the Company or any of its Subsidiaries, taken as a whole, to continue to operate their assets and conduct their businesses as currently conducted, or (iii) materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement. None of the Company or any of its Subsidiaries has received any written notice of any material, current or, to the Knowledge of Seller, threatened, claims, investigations, judgments, directives or other proceedings which are outstanding, as of the date hereof, or involving the Company or any of its Subsidiaries by any Governmental Authority, union, former or current Company Employees (including union and non-union Company Employees) under any relevant occupational health and safety Laws binding on the Company or any of its Subsidiaries or affecting their respective businesses.

                  (e) Each of the Company and its Subsidiaries has posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) required to be posted in connection with their operations. All deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) posted by each of the Company and its Subsidiaries in connection with its respective operations are listed on Schedule 3.12(e) (collectively, the "Company Surety Bonds"). Except as disclosed on
Schedule 3.12(e): (A) each of the Company and its Subsidiaries is in compliance in all material respects with all Company Surety Bonds applicable to it; and (B) the operation of each of the Company's and its Subsidiaries' coal mining and processing operations and the state of reclamation with respect to the Company Surety Bonds are "current" or in "deferred status" regarding reclamation obligations and otherwise are in compliance with all applicable mining, reclamation and other applicable Laws except where noncompliance would not (i) have a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) interfere in any material respect with the ability of the Company and its Subsidiaries, taken as a whole, to continue to operate their assets and conduct their businesses as currently conducted, or (iii) materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

                  3.13 Proceedings. Except as set forth on Schedule 3.13, there are no Proceedings pending or, to the Knowledge of Seller threatened, involving Seller, the Company or any of the Company's Subsidiaries or any of their respective properties or any of their respective directors or officers in their capacities as such that (i) involves or, if adversely determined, would reasonably be expected to involve an award of damages in the excess of US$100,000 against the Company or any of its Subsidiaries or seeks to materially restrict the operation of the Company or any of its Subsidiaries in any material respect, (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or (iii) are in respect of any Mining Authorizations. There is no judgment, decree, injunction or order of a Governmental Authority outstanding against any of the Company or any of its Subsidiaries or in respect of the Mining Authorizations. None of the Company or any of its Subsidiaries has received any written notification that any such investigation or inquiry is being conducted by any Governmental Authority in respect of the business or affairs of the Company or any of its Subsidiaries; and, to the Knowledge of Seller, none of the Company or any of its Subsidiaries has received any other notification that any investigation or inquiry is being conducted by any Governmental Authority in respect of the business or affairs of the Company or any of its Subsidiaries; furthermore, to the Knowledge of Seller, there is no basis for any such investigation or inquiry that if determined adversely to the Company or any of its Subsidiaries would be material to the Company or any of its Subsidiaries.

                  3.14     Absence of Certain Changes. Except as disclosed in
Schedule 3.14, since December 31, 2003: (i) there has not been any condition, change or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the business of the each of Company and its Subsidiaries has been conducted only in the ordinary course of business; and
(iii) there has not been any action taken by the Company or any of its Subsidiaries that would have been prohibited under Section 5.1 if such action had been taken by the Company or any of its Subsidiaries after the date hereof.

                  3.15     Tax Matters. Except as set forth in Schedule 3.15:

                  (a) All Tax Returns required to be filed by or on behalf of the Company and each of its Subsidiaries prior to the Closing Date (separately or as part of a consolidated, or combined group) have been or shall be timely filed (subject to permitted extensions applicable to such filing) and all such Tax Returns were true and correct in all material respects. To the Knowledge of Seller no claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction. Each of the Company and its Subsidiaries has maintained proper and adequate records to enable it to comply with its obligations to (i) prepare and submit any Tax Returns and pay any Taxes, (ii) prepare any accounts necessary for compliance with any Tax Law, and (iii) retain necessary records as required by any Tax Law. The Company has delivered to Buyer or Peabody true and correct copies of all material Tax Returns (including all relevant workpapers and supporting information), examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries where the Tax Amendment Period has not yet expired.

                  (b) All Taxes of the Company and each of its Subsidiaries due on or prior to Closing have been paid. Any Taxes that will not be due for payment on or prior to Closing but relate to the whole or part of any period or periods ending on or prior to Closing or relate to or are in respect of income, profits or gains derived, or transactions, acts or events occurring on or prior to Closing will be provided for and recognized in the Final Closing Balance Sheet.

                  (c) There are no Encumbrances other than Permitted Encumbrances relating to Taxes encumbering any of the Shares, or any assets or properties of the Company or any of its Subsidiaries.

                  (d) There has not been any audit of any Tax Return filed, by the Company or any of its Subsidiaries for any taxable period. There are no
(i) examinations, reviews, audits, Proceedings or disputes currently under way or in process or that are pending or, to the Knowledge of Seller, threatened by any Taxing Authority against the Company or any of its Subsidiaries, (ii) claims for Taxes asserted or, to the Knowledge of Seller, threatened to be asserted by any Taxing Authority against the Company or any of its Subsidiaries, or (iii) unresolved claims in competent authority pursuant to any income tax, trade tax or social insurance tax treaty, against the Company or any of its Subsidiaries that, in each case, would reasonably be expected to result in Taxes of the Company or any of its Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing Date.

                  (e) None of the Company or any of its Subsidiaries has taken any action that does, or might, adversely affect an arrangement or agreement in respect of Taxes entered into with a Governmental Authority, or a ruling or determination from a Governmental Authority.

                  (f) None of the Company or any of its Subsidiaries is currently a beneficiary of any extension of time within which to file any Tax Return or pay any Tax which is not generally available to taxpayers.

                  (g) All Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect, including without limitation interest, dividend and royalty withholding taxes and PAYG and PAYE taxes, have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority by the date that such payment was due.

                  (h) None of the Company or any of its Subsidiaries has granted any extension or waiver of the Tax Amendment Period applicable to any Tax or Tax Return, or agreed to any extension of time with respect to an Assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

                  (i)      The Company:

                  (i) has not made and will not make a choice on or before Closing in accordance with section 703-50 of the Tax Act to form a consolidated group;

                  (ii) and/or any of its Subsidiaries, alone or together, have not at any time and will not at any time form part of a consolidated group during a period ending on or prior to Closing; and

                  (iii) and/or any of its Subsidiaries have not paid an unfranked or partly franked dividend on or prior to Closing that may impact on the tax cost setting amount of an asset available to the Buyer by virtue of the application of section 705-50 of the Tax Act.

                  (j) None of the Company or any of its Subsidiaries constitutes a prescribed dual resident or dual resident investment company, as these expressions are defined in the Tax Act.

                  (k) All Duty (other than nominal Duty) payable by the Company or any of its Subsidiaries on documents and transactions to which the Company or any of its Subsidiaries is a party has been duly paid (together with any interest and penalties thereon). There is no impediment to the enforceability of any such document or transaction because of a failure to pay Duty (other than nominal Duty).

                  (l) Each of the Company and its Subsidiaries have complied in all respects with all Laws, contracts, agreements or arrangements binding on it relating to GST and, where the Company or one of its Subsidiaries has the right to require another party to such agreement or arrangement to pay to the Company or such Subsidiary an amount of GST, the Company or such Subsidiary has enforced that right.

                  (m) None of the Company or any of its Subsidiaries is the supplier under a contract, agreement or arrangement binding on it in respect of or in relation to which the supplies are or may become taxable in circumstances where there is no express entitlement in writing to recover or be paid an amount or additional amount on account of GST. Without limitation, this would include an agreement that does not contain a GST gross up clause.

                  (n)      None of the Company or any of its Subsidiaries:

                  (i)      is, or has been, part of a GST Group; and

                  (ii) will apply to become a member of, or for approval of, a GST Group on or prior to Closing.

                  (o) None of the Company or any of its Subsidiaries is or will be party to any transaction in respect of land-holdings (as that expression is defined in the Duties Act 2001 (Qld)) that has not been completed by September 30, 2003.

                  (p) Each of the Company and its Subsidiaries has at all times on or prior to Closing accurately maintained its respective franking accounts and none of the Company or any of its Subsidiaries has underfranked or overfranked any dividend paid on or prior to Closing.

                  (q) As at Closing, the balance of the franking account of each of the Company and its Subsidiaries will be nil or in credit.

                  (r) As at Closing, the share capital account of each of the Company and its Subsidiaries will not be tainted for the purposes of section 160ARDM of the Tax Act.

                  (s) No debt or other liability owing by the Company or any of its Subsidiaries has been or will have been forgiven or otherwise dealt with on or before Closing in a manner that would reasonably be expected to attract the operation of the Commercial Debt Forgiveness provisions contained in
Schedule 2C or the Limited Recourse Debt provisions contained in Division 243 of the Tax Act.

                  (t) None of the Company or any of its Subsidiaries has entered into any agreement or arrangement with another Person under which the Company or any of its Subsidiaries is liable or may become liable to pay, reimburse or indemnify that Person in respect of any Tax that is or may become at some future stage payable by that Person or its Affiliates.

                  (u) Without limiting the generality of the other warranties in this Section 3.15, the Seller represents and warrants that, as at
Closing:

                  (i) no Tax is payable by the Company or any of its Subsidiaries by virtue of Closing by reason of the application of any provision of a Tax Law that applies to or is triggered by any agreement (including this Agreement), transaction, event, act or omission in circumstances where a gain, profit or other amount attributable to or arising as a consequence of an earlier agreement, transaction, event, act or omission had not been recognized as assessable, or had been deferred, including without limitation under section 160ZZOA or subdivision 104-J of the Tax Act;

                  (ii) no Duty is payable by the Company or any of its Subsidiaries by reason of the application of any provision of a Tax Law that imposes Duty on the basis of the interests held by the Company or any of its Subsidiaries in land, including without limitation Part 1 of Chapter 3 of the Duties Act 2001
         (Qld) and similar provisions in the other States and Territories of Australia, in relation to any agreement, transaction, event, act or omission, other than this Agreement and the transactions contemplated herein, occurring prior to Closing; and

                  (iii) no Duty is or will be payable by the Company or any of its Subsidiaries by reason of this Agreement causing the withdrawal or claw-back of Duty relief previously granted in respect of any agreement, transaction, event, act or omission occurring prior to Closing.

                  (v)      Any term or expression that is used in this Section
         3.15 but not defined in this Agreement has the meaning given to such term or expression under the relevant Tax Law.

                  3.16 Employee Benefits. (a) Schedule 3.16(a) sets forth a true and complete list of (i) each employee benefit plan, (ii) all other (whether written or unwritten) severance, termination, retrenchment, salary continuation, change in control, employment, incentive, bonus, commission, superannuation, stock option, stock purchase, restricted stock, retirement, pension, redundancy, profit sharing, fringe benefit, collective bargaining, employee loan or deferred compensation plans, programs, agreements or policies, any of which could reasonably be expected to give rise to aggregate annual Liabilities in the amount of US$100,000 or more for the Company or any of its Subsidiaries and (iii) all other employee benefit plans, programs, agreements, policies or other arrangements (whether qualified or nonqualified, funded or unfunded, foreign or domestic) and any trust or similar agreement related thereto, whether or not funded, (I) contributed to, sponsored or maintained by any of the Company, its Subsidiaries, Seller or any of their respective Affiliates, in which any current or former employee, director or consultant of the Company or any of its Subsidiaries (collectively, the "Company Employees") has any present or future right to benefits or (II) with respect to which the Company or any of its Subsidiaries has had or has any present or future liability (each, a "Company Benefit Plan").

                  (b) Copies of the following materials, to the extent applicable to the Company and its Subsidiaries, have been delivered to Buyer with respect to each Company Benefit Plan: (i) current, accurate and complete plan documents (or, to the extent no such copy exists, a current, accurate and complete description), (ii) the most recent determination letter or equivalent document from any Australian federal, state or local taxing or other Governmental Authority having jurisdiction over such plan, (iii) the most recent summary plan description, summary of material modifications to the extent not included in the summary plan description, in each case, distributed to Company Employees, and any other written communications (and a description of any oral communications that, to the Knowledge of Seller, have been made to or with employees, and that would give rise to rights different from those set forth in the Company Benefit Plan) by any of Seller, the Company, the Company's Subsidiaries or any of their respective Affiliates concerning the extent of benefits provided under a Company Benefit Plan, (iv) current agreements and other documents relating to the funding or payment of benefits, (v) a summary of any proposed amendments or changes anticipated to be made to any Company Benefit Plan at any time within the twelve months immediately following the date hereof, and (vi) the most recent actuarial valuation report and audited financial statements.

                  (c) The Company Benefit Plans have been established and administered in accordance with their terms and are in compliance in all material respects with applicable Law. No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any Affiliate, to any tax, fine, lien, penalty or other liability imposed by applicable Law. All Company Benefit Plans that are required to be funded are fully funded, and with respect to all other Company Benefit Plans, adequate reserves therefor have been established on the accounting statements of the Company and its Subsidiaries, as applicable.

                  (d) Except as set forth in Schedule 3.16(d), there are no pending or, to the Knowledge of Seller, threatened Proceedings with respect to any Company Benefit Plans, other than routine claims for benefits by participants and beneficiaries. No administrative investigation, audit or other administrative proceeding by any Governmental Authority is pending, in progress or, to the Knowledge of Seller, threatened. With respect to any Company Benefit Plan, all contributions, payments or expenses relating to pre-Closing service of the participating Company Employees have, to the extent required by Law or the applicable Company Benefit Plan, been paid or accrued for on the Audited Balance Sheet.

                  (e) Except as disclosed on Schedule 3.16(e) no Company Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) the payment to any Company Employee of any money or other property, (ii) the provision of any benefits or other rights of any Company Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Company Employee.

                  (f) Except as set forth in Schedule 3.16(f), none of the Company or any of its Subsidiaries maintains or is obligated to provide benefits under any superannuation, life, medical or health plan which provides benefits to retirees or other terminated employees.

                  (g) Except as set forth in Schedule 3.16(g) no contractor or consultant has been engaged by the Company or any of its Subsidiaries to whom annual payments could reasonably be expected to exceed US$100,000 in the aggregate with respect to any individual contractor or consultant. To the Knowledge of Seller, (i) no contractor or consultancy arrangements, if any, between the Company or any of its Subsidiaries, on the one hand, and any Person, on the other hand, who is not employed by the Company or any of its Subsidiaries will be deemed to be, under any Law, an employment agreement between the Company or any of its Subsidiaries, on the one hand, and the contractor or consultant, on the other hand, and (ii) no contractor or consultant has or may be deemed, under any Law, to have, an employee status or request to be recognized as an employee of the Company or any of its Subsidiaries, in case of each of clause
(i) or (ii) above except as would not reasonably be expected to result in a Company Material Adverse Effect.

                  (h) Except as otherwise provided in the agreements listed in Schedule 3.16(h), the contracts of employment of the Company Employees may be terminated by the employer without damages or compensation (other than that required by Law) by the giving of not more than six months' notice at any time.

                  (i) Except as set forth in Schedule 3.16(i), there are no other superannuation schemes in operation in respect of the Company Employees.

                  (j) Except as set forth in Schedule 3.16(j), each of Seller, the Company and its Subsidiaries has complied in all material respects with all employment related laws and obligations; provided, however, that the representation set forth in this Section 3.16(j) is not intended to refer to the matters listed in Section 3.12(d) or (e), which are addressed solely in such Sections.

                  (k) Schedule 3.16(k) sets out a complete list of employees of the Company and each of its Subsidiaries as of December 31, 2003 and an accurate statement of their accrued annual leave, long service leave and sick leave entitlements.

                  3.17     Labor and Employee Relations. Except as set forth in
Schedule 3.17 or as otherwise permitted pursuant to this Agreement, (i) none of the Company or any of its Subsidiaries is a party to any written or, to the Knowledge of Seller, unwritten commitment or agreement with any union or industrial organization or other collective bargaining or other industrial agreement or instruments in respect of the Company Employees, any contractors engaged by the Company or any of its Subsidiaries, or work done, being done or to be done in the future at any of their respective mines (other than as set forth on Schedule 3.19), that is being negotiated or, to the Knowledge of Seller, contemplated, (ii) there is no unfair labor practice charge or comparable or analogous complaint pending before any Governmental Authority or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries, (iii) there is no grievance, order, dispute, conciliation, arbitration hearing, or arbitration award pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries, (iv) none of the Company or its Subsidiaries is in breach of any order by a Governmental Authority, relating to the Company Employees, (v) within the past year, there has been no industrial action, labor ban, labor strike, slowdown, work stoppage, or lockout in effect, or, to the Knowledge of Seller, threatened against or otherwise affecting any of the Company, its Subsidiaries or the Company Employees, (vi) none of the Company or its Subsidiaries is a party to, or otherwise bound by, any order, award, direction, decision, with, or citation by, any Governmental Authority relating to employees or employment practices, (vii) none of the Company, its Subsidiaries or the operators of the mines have any collective or other redundancy policy, custom, practice or procedure, registered or unregistered, in place at the date hereof, no such custom, practice, policy or procedure is, to the Knowledge of Seller, currently being prepared and all financial undertakings under any such policies and procedures as specified on
Schedule 3.17 have been or are being complied with, (viii) each of the Company and its Subsidiaries are in compliance with all notification and bargaining obligations arising under any industrial instrument or collective bargaining agreement, statute or otherwise, (ix) there is no actual or, to the Knowledge of Seller, alleged breach of the terms of any legal or contractual obligations governing the employment of the Company Employees which would reasonably be likely to lead to the interference in any material respect with the conduct of the business of the Company or any of its Subsidiaries as currently conducted,
(x) there is no dispute involving any member of the Company or any of its Subsidiaries with any trade union, works council or similar organization not otherwise arising in the ordinary course of business, current or unresolved, or to the Knowledge of Seller, threatened or pending which would reasonably be likely to lead to the interference in any material respect with the conduct of the business of the Company or any of its Subsidiaries as currently conducted, and (xi) to the Knowledge of Seller, as of the date hereof there is no effort to organize Company Employees which is pending or threatened.

                  3.18     Intellectual Property. Except (a) as set forth in
Schedule 3.18; or (b) as would not interfere in any material respect with the conduct of the business of the Company or any of its Subsidiaries as currently conducted, (i) one or more of the Company or its Subsidiaries legally or beneficially owns or has the sole, exclusive and enforceable right to use, transfer and license all Intellectual Property necessary for the conduct of the business of the Company and each of its Subsidiaries as it is currently conducted, free from (A) any Encumbrances other than Permitted Encumbrances, and
(B) any requirement of royalty payments or other license fees or payments and
(ii) to the Knowledge of Seller, (A) the operation of the business of none of the Company or its Subsidiaries infringes or otherwise violates any Intellectual Property of any other Person (including Seller and its Affiliates) and (B) none of the Intellectual Property owned by the Company or any of its Subsidiaries is being infringed by any other Person.

                  3.19 Contracts. (a) Schedule 3.19 sets forth a complete list of each of the following contracts to which any of the Company or its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement (collectively, the "Material Contracts"):

                  (i) any option, purchase and sale contract or lease (whether real or personal property) providing for annual payments of US$100,000 or more or that cannot be terminated on not more than ninety
         (90) days' notice without payment by the Company or any of its Subsidiaries of any penalty;

                  (ii) any agreement with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

                  (iii) contracts involving the expenditure by the Company or any of its Subsidiaries of more than US$100,000 in any instance for the purchase of materials, goods, supplies, equipment or services, excluding any such contracts that are terminable by the Company and its Subsidiaries without penalty on not more than ninety (90) days' notice;

                  (iv) contracts providing for payments to the Company or any of its Subsidiaries of more than US$100,000 in any instance for the sale of materials, goods, supplies, equipment or services, excluding any such contracts that are terminable by the Company or its Subsidiaries without penalty on not more than ninety (90) days' notice;

                  (v) indemnities and guarantees of the obligations of other Persons (other than the Company or any of its Subsidiaries) involving the potential expenditure by the Company or any of its Subsidiaries after the date of this Agreement of more than US$100,000 in any instance;

                  (vi) any agreement relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), including indentures, mortgages, loan agreements, capital leases, security agreements, or other agreements for the incurrence of Debt, other than (A) trade accounts payable incurred in the ordinary course of business, (B) any such agreement with an aggregate outstanding principal amount not exceeding US$500,000 and (C) any such agreement relating to indebtedness owed to Seller or any of its Affiliates to be repaid on or before the Closing Date or owed to the Company or any of its Subsidiaries;

                  (vii) agreements under which any of the Company or its Subsidiaries has licensed material Intellectual Property to or from any other Person (including Affiliates of Seller);

                  (viii) partnership, limited liability company, joint venture agreements or other agreements involving a sharing of profits or expenses by the Company or any of its Subsidiaries;

                  (ix) contracts that restrict the Company or any of its Subsidiaries after the date of this Agreement from engaging in any line of business in any geographic area or competing with any Person;

                  (x) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), including any contract under which the Company or any of its Subsidiaries will have Liabilities after the date of this Agreement relating to the acquisition or sale of any business enterprise;

                  (xi) exclusive distributor, dealer, sales agency or similar contracts under which the Company or any of its Subsidiaries is obligated to pay after the date of this Agreement an amount in excess of US$100,000 during any calendar year; and

                  (xii) any contract providing that the Company or any of its Subsidiaries will receive future payments aggregating more than US$100,000 per annum or US$250,000 in the aggregate prior the expiration of such contract.

                  (xiii) any agreement with (A) Seller or any of its Affiliates (excluding the Company and its Subsidiaries) or (B) any director or executive officer of Seller or any of its Affiliates (excluding the Company and its Subsidiaries), or any Person who is an immediate relative of any such Person, or any combination of such Persons (each such agreement described in clauses (A) and (B), an "Affiliate Agreement");

                  (xiv) any outstanding power-of-attorney empowering any Person to act on behalf of the Company or any of its Subsidiaries;

                  (xv) any industrial instrument or collective bargaining agreement registered or unregistered, with any labor union or employees covering former, current or future employees of the Company or any of its Subsidiaries or work done, being done or to be done in the future by the Company or any of its Subsidiaries;

                  (xvi) mining and exploration leases, Material Permits and tenements and applications therefor;

                  (xvii) any compensation agreements for the valid grant of the mining leases forming part of the Mining Authorizations; and

                  (xviii) any other material agreement, commitment, arrangement or plan not made in the ordinary course of business.

                  (b) Each Material Contract is in full force and effect, and is a valid and binding agreement of the Company or its Subsidiaries and, to the Knowledge of Seller, each of the other parties thereto, enforceable by or against such Company or Subsidiary and, to the Knowledge of Seller, each of such other parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a Proceeding in equity or at law). No condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default, an event of default (however described), breach, or breach of covenant or undertaking in any material respect by (x) any of the Company or its Subsidiaries under any Material Contract or (y) to the Knowledge of Seller, any other party to any Material Contract. Seller has heretofore delivered to Buyer true and complete copies of all such Material Contracts, including all amendments, modifications, waivers and consents applicable thereto.

                  (c) That certain Burton Coal Project Expansion Mine Operations Contract, dated as of December 21, 1997, between Burton Coal Pty Ltd ("Burton Sub") and Thiess Contractors Pty Limited, ("Thiess") as amended by that certain the Letter Agreement, dated January 23, 2004, and as amended by that certain Letter Agreement, dated February 11, 2004 (as amended, the "Thiess Operating Agreement") is in full force and effect, and is a valid and binding agreement of Burton Sub and, to the Knowledge of Seller, each of the other parties thereto, enforceable by or against Burton Sub and, to the Knowledge of Seller, each of such other parties thereto in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a Proceeding in equity or at law). No condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default, an event of default (however described), breach, or breach of covenant or undertaking by Burton Sub or, to the Knowledge of Seller, any other party to the Thiess Operating Agreement. Seller has heretofore provided a true and complete copy of the Thiess Operating Agreement to Seller (as amended to the date of this Agreement).

                  3.20     Environmental Matters. (a) Except as set forth on
Schedule 3.20:

                  (i) each of the Company and its Subsidiaries is and at all prior times has been in compliance in all material respects with all Environmental Laws and all Environmental Permits;

                  (ii) none of the Company or any of its Subsidiaries has received any Environmental Claim, written notice of any threatened Environmental Claim or, to the Knowledge of Seller, any other notice of any threatened Environmental Claim, in each case that would be material to the Company and its Subsidiaries taken as a whole, regarding or resulting from activities of the business of the Company or any of its Subsidiaries or any property or assets currently or formerly owned, operated or used by the Company or any of its Subsidiaries;

                  (iii) none of the Company or its Subsidiaries has entered into, has agreed to, or is subject to, any Governmental Order under any Environmental Law or the common law relating to environmental matters arising from contract or tort regarding the Company or any of its Subsidiaries or any property or assets currently or formerly owned, operated or used by the Company or any of its Subsidiaries, in any case that would interfere in any material respect with the respective ability of the Company and its Subsidiaries to continue to operate their respective assets and conduct their respective businesses as currently conducted;

                  (iv) none of the Company or its Subsidiaries has Released any Hazardous Materials in violation of Environmental Law or Environmental Permits or in a manner that would reasonably be expected to result in material Liability under Environmental Law or the common law relating to environmental matters arising from contract or tort, and, to the Knowledge of Seller, no other Person has caused a Release of any Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries in violation of Environmental Law, or Environmental Permits or in a manner that would reasonably be expected to result in material Liability to any of the Company or its Subsidiaries under Environmental Law or the common law relating to environmental matters arising from contract or tort;

                  (v) no property currently owned or operated by the Company or any of its Subsidiaries: (i) is listed or, to the Knowledge of Seller, proposed for listing on any Governmental Authority's list of sites at which remedial action is or may be necessary or (ii) is or would reasonably be expected to be required by Environmental Law to be listed on a Governmental Authority's list of sites at which remedial action is or may be necessary or (iii) contains asbestos or asbestos-containing materials, in either case in a condition constituting a violation of Environmental Law and as would reasonably be expected to result in material Liability under Environmental Law;

                  (vi) None of the Company or its Subsidiaries has disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location that would reasonably be expected to result in a material Liability to any of the Company or its Subsidiaries under Environmental Law; and

                  (vii) To the Knowledge of Seller, (A) there are no material applications for Environmental Permits in the name of the Company or any of its Subsidiaries other than those set forth on Schedule 3.20(a)(vii) (the "Material Environmental Applications"); and (B) the Company or one of its Subsidiaries will, on grant of any of such applications, hold legal or beneficial title to the interest in each such application as set forth on Schedule 3.20(a)(vii). Each of the Material Environmental Applications has been made in accordance with applicable Laws. None of Seller, the Company or any of its Subsidiaries has received any written communication that indicates that any of the Material

         Environmental Applications will not be granted; and, to the Knowledge of Seller, none of Seller, the Company or any of its Subsidiaries has received any other communication that indicates that any of the Material Environmental Applications will not be granted.

                  (b) To the Knowledge of Seller, as of the date hereof, none of the Company or any of its Subsidiaries will require a capital expenditure of more than US$500,000 or an increase in annual operating expenses of more than US$500,000 during any of the next five fiscal years in order to achieve or maintain compliance with Environmental Laws or Environmental Permits as such Environmental Laws and Environmental Permits are in effect and are interpreted by the relevant regulatory authorities as of the date hereof, in excess of the amounts set forth on the Capital Expenditure Budget or the Annual Operating Expenses Budget each attached hereto as Schedule 3.20(b), as applicable, for such year.

                  (c) For the avoidance of doubt, the parties acknowledge their understanding that for purposes of this Agreement no representations other than those set forth in Sections 3.20(a) and (b) above shall be deemed to be made with regard to compliance with Environmental Laws.

                  3.21 Insurance. Schedule 3.21 lists all insurance policies held in the names of the Company or any of its Subsidiaries covering the assets and operations of any of the Company, its Subsidiaries and any Company Employees as of the date hereof, specifying the insurer, amount of coverage and type of insurance. All such policies are in full force and effect, all premiums due thereon have been paid and, where applicable, each of the Company and its Subsidiaries have complied in all material respects with the provisions of such policies and have not received any notice from any of its insurance brokers or carriers that such broker or carrier has cancelled or terminated coverage or will not be willing or able to renew their existing coverage. All insurance policies not held in the names of the Company or any of its Subsidiaries but which cover the assets and operations of the business of any of the Company, its Subsidiaries and the Company Employees are in full force and effect (subject to changes made in the ordinary course of business that will not materially reduce the coverage thereunder) and will remain in full force and effect until the Closing, at which time, coverage thereunder will be discontinued with respect to the Company, its Subsidiaries and the business of the Company and its Subsidiaries. To the Knowledge of Seller, as at the date hereof, there are no claims outstanding under any insurance policy described in this Section 3.21 and relating to the business of the Company or any of its Subsidiaries in excess of US$1,000,000, and no event has occurred which might give rise to any such claim.

                  3.22 Personal Property Assets. (a) Schedule 3.22 sets forth a true and complete list of all material items of machinery, equipment, vehicles, and other tangible personal property now owned by the Company and each of its Subsidiaries as of January 31, 2004. Except as set forth on Schedule 3.22, each of the Company and its Subsidiaries have good and marketable title to, or hold by a valid and existing lease or license, all the tangible personal property assets reflected as assets on the Audited Balance Sheet or acquired after December 31, 2003, except with respect to assets disposed of in the ordinary course of business since such date, free and clear of all Encumbrances, except for Permitted Encumbrances.

                  (b) Except to the extent reserved for in the Audited Balance Sheet, the accounts receivable of each of the Company and its Subsidiaries (i) are valid and genuine, (ii) have arisen solely out of bona fide sales and deliveries of goods, performances of services and other business transactions in the ordinary course of business and (iii) are not subject to valid defenses, setoffs or counterclaims.

                  3.23 Real Property. (a) Leased Properties. Schedule 3.23(a) lists all real property and water rights, and other material interests in land, including coal, mining and surface rights, easements, rights of way and options, leased or subleased by any of the Company or its Subsidiaries (the "Leased Real Property"). Seller has heretofore delivered to Buyer true and complete copies of the leases and subleases covering the Leased Real Property (as amended to the date of this Agreement). With respect to each lease and sublease, and except as otherwise specified on Schedule 3.23(a) or where the failure of any of the following to be true and correct would not reasonably be expected to interfere in any material respect with the respective abilities of the Company and its Subsidiaries to continue to operate their respective assets and conduct their respective businesses as currently conducted:

                  (i) such lease or sublease is, to the Knowledge of Seller, in full force and effect in all respects and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a Proceeding in equity or at law);

                  (ii) (A) none of the Company or its Subsidiaries is in default under any such lease or sublease and, to the Knowledge of Seller no event has occurred which, with the passage of time or expiration of any grace period would constitute a default of the Company's or any of its Subsidiary's obligations under such lease or sublease, (B) to the Knowledge of Seller, no other party to any such lease or sublease is in default thereunder and (C) none of the Company or its Subsidiaries has received a written or, to the Knowledge of Seller, other notice of default with respect to such lease or sublease;

                  (iii) no such lease or sublease has been mortgaged, deeded in trust or subjected to an Encumbrance by the Company or any of its Subsidiaries; and

                  (iv) there are no written, or to the Knowledge of Seller, threatened claims that would adversely affect the rights of the Company or any of its Subsidiaries to the Leased Real Property.

                  (b) Owned Properties. Schedule 3.23(b) lists all real property and water rights, and other material interests in land, including coal, mining and surface rights, easements, rights of way and options, owned by any of the Company or its Subsidiaries (the "Owned Real Property"). With respect to each such parcel of the Owned Real Property, except as otherwise specified on
Schedule 3.23(b) or where the failure of any of the following to be true and correct would not reasonably be expected to be materially adverse to the use of such Owned Real Property:

                  (i) the identified owner has good and marketable fee simple title to the parcel of the Owned Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances;

                  (ii) there are no pending or, to the Knowledge of Seller, threatened condemnation Proceedings; and

                  (iii) there are no there are no written, or to the Knowledge of Seller, threatened claims that would adversely affect the title of the Company or any of its Subsidiaries to the Owned Real Property.

                  (c) Occupation; Cultural Heritage. Other than in relation to claims listed on or ascertainable from the public records of the Native Title Tribunal or from the cultural heritage register, no written claim has been notified to the Company or any of the Subsidiaries and, to the Knowledge of Seller, there are no claims (A) asserting a right of occupation of either the Owned Real Property or the Leased Real Property in favor of any third party, which right would be material to the Company and its Subsidiaries taken as a whole or (B) asserting a Native Title right relating to either the Owned Real Property or the Leased Real Property that would prevent or restrict the development or operation of the assets and the business of the Company or any of its Subsidiaries as currently being conducted in a way which would be material to the Company and its Subsidiaries taken as a whole.

                  (d) Water Rights. Except as set forth in Schedule 3.23(d): (i) each of the Company and its Subsidiaries is and at all prior times has been in compliance in all material respects with the Water Act and all Water Permits; (ii) none of the Company or any of its Subsidiaries has received any written or, to the Knowledge of the Seller, other notice of a claim or to the Knowledge of the Seller, any threatened claim, in relation to a breach or potential breach of the Water Act or, Water Permits regarding or resulting from activities of the Company or any of its Subsidiaries; and (iii) none of the Company or its Subsidiaries has entered into any agreement or contract (whether oral or written) in breach of the Water Act or Water Permits or that would interfere in any material respect with the ability of the Company and its Subsidiaries, taken as a whole, to continue to operate their assets and conduct their businesses.

                  3.24 Records and Constituent Documents. All returns and particulars, resolutions and other documents which each of the Company and its Subsidiaries are required by Law to file with or deliver to the registrar of companies, the Australian Securities and Investments Commission or other equivalent office have been filed or delivered. All of the Company's and each of its Subsidiaries' accounts, books, ledgers, employee and payroll records and financial and other records (i) have been properly maintained in accordance with applicable Australian Accounting Standards and (ii) are in the possession or under the control of the Company or one of its Subsidiaries.

                  3.25 Intercompany Accounts. Schedule 3.25 contains a complete list of all intercompany balances as of the date hereof between Seller or any of its Affiliates (excluding the Company and its Subsidiaries, but including the Associated Companies), on one hand, and the Company or any of its Subsidiaries, on the other hand (each such account, an "Intercompany Account").

                  3.26 No Brokers' or Other Fees. Except for Deutsche Bank AG and for Dr. Spannagel+Partner GmbH, whose fees and expenses will be paid by Seller, no Person has acted directly or indirectly as a broker, finder, investment banker or financial advisor in connection with the transactions contemplated hereby, and no Person is entitled to any fee or commission or like payment in connection with the transactions contemplated hereby based upon any agreement, arrangement or other understanding made by or on behalf of Seller.

                  3.27 Entire Business; Condition of Assets. Each of the Company and its Subsidiaries owns, or has valid leasehold interests in, all the assets (real or personal) necessary for the conduct of the business of the Company and such Subsidiary, as currently conducted, and all such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, are suitable for the purposes for which they are presently utilized.

                  3.28 Solvency. None of the Company or any of its Subsidiaries has stopped or suspended payment of their debts, become unable to pay their debts as they become due, or otherwise become insolvent in any jurisdiction. None of the Company or any of its Subsidiaries has gone into liquidation, insolvency, administration or passed a winding-up resolution or received a deregistration notice under section 601AB or applied for deregistration under section 601AA of the Australian Corporations Act or the equivalent provisions under any other applicable Law. No petition or other process for winding-up has been presented against the Company or any of its Subsidiaries. No writ of execution has issued against the Company or against any of its Subsidiaries or the property of the Company or any of its Subsidiaries. No receiver, receiver and manager, administrator or similar person has been appointed to any part of the undertaking or assets of the Company or any of its Subsidiaries.

                  3.29 Grants and Allowances. None of the Company or any of its Subsidiaries has received any grant, allowance, aid or subsidy from any Governmental Authority during the last six years which, to the Knowledge of Seller, is currently due and owing as a result of any act or failure to act by the Company or which would become due and owing as a result of the sale of the Shares to Buyer and, in such case, would reasonably be expected to result in an aggregate Liability to the Company or any of its Subsidiaries (or loss of grant, allowance, aid and/or subsidy) in excess of US$100,000.

                  3.30 Illegal Acts. To the Knowledge of Seller, none of the Company nor any of its Subsidiaries has committed any criminal or illegal act which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  3.31 Offers. Each offer, tender or quotation made by the Company or, to the Knowledge of Seller, any of its Subsidiaries in respect of the business of the Company and its Subsidiaries, which is outstanding and capable of acceptance by a third party, was made in the ordinary course of business, and all such offers, tenders or quotations that provide for annual payments of US$100,000 or more in the aggregate as of the date set forth in
Schedule 3.31 are set forth on Schedule 3.31.

                  3.32 Security Interests. None of the Company or any of its Subsidiaries, to the Knowledge of Seller, has granted or created, or agreed to grant or create, any Encumbrances other than Permitted Encumbrances and any Encumbrances disclosed in the Audited Financial Statements.

                  3.33 Forecasts. All forecasts, projections, models, budgets or estimates heretofore delivered to Buyer by Seller and its Affiliates and their respective representatives and advisers have been prepared in good faith, and without any intention to mislead, on the basis of the information available at the time of their preparation.

                  3.34 No Other Representations or Warranties. Except for the representations and warranties of Seller contained in this Agreement and Seller's Schedules, Seller makes no other express or implied representation or warranty to Peabody or Buyer.

                  3.35 Native Title Matters. Notwithstanding any other provision of this Agreement, other than Section 3.23(c) and Section 3.12(c)(iv), no warranty or representation is given by the Seller in connection with the existence of Native Title and its impact on any of the assets, property or the current or future business of the Company and its Subsidiaries (or part thereof). The susceptibility of the assets, property or business of the Company and its Subsidiaries (or any part thereof) to any claim for Native Title, the likelihood of success of any such claim if made, or the consequences for the title to, use, or the enjoyment of any of the assets or property (or any part thereof), or any compensation payable in relation the grant or use of any such asset, property or business, should Native Title be found to exist in relation to them is a risk to be borne by the Buyer and for which the Seller will not be responsible. For the avoidance of doubt, and notwithstanding this Section 3.35, a claim may be brought by Peabody or the Buyer for a breach of Section 3.23(c) or Section 3.12(c)(iv) notwithstanding that this Section 3.35 may be pleaded in bar to claims under any other Section of this Agreement.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF PEABODY AND BUYER

                  Peabody and Buyer, jointly and severally, hereby represent and warrant to Seller as follows:

                  4.1 Organization. Each of Peabody and Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Each of Peabody and Buyer has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have (i) a material adverse effect on the ability of Peabody or Buyer to consummate the transactions contemplated by this Agreement or (ii) a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of Peabody and its subsidiaries, taken as a whole (excluding any effect (i) resulting from general economic conditions that do not disproportionately affect Peabody and its subsidiaries or (ii) affecting companies in the coal mining industry generally that do not disproportionately affect Peabody and its subsidiaries).

                  4.2 Authorization; Enforceability. Each of Peabody and Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Peabody and Buyer and the performance of their respective obligations hereunder has been duly authorized by all necessary corporate action on the part of such party and, upon such authorization, no other corporate or shareholder proceedings or actions are necessary to authorize or consummate this Agreement, or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Peabody and Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a valid and binding agreement of each of Peabody and Buyer and, subject to any necessary stamping and registration, is enforceable against each of Peabody and Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                  4.3 No Conflicts or Approvals. (a) The execution, delivery and performance by each of Peabody and Buyer of this Agreement and the consummation by Peabody and Buyer of the transactions contemplated hereby does not (i) violate, conflict with or result in a breach by Peabody or Buyer of its organizational documents, (ii) violate, conflict with or result in a breach of, or constitute a default by Peabody or Buyer (or create an event which, with notice or lapse of time or both, would constitute a default under,) or require any consent or other action by any Person under, or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Peabody or Buyer or any of its properties or assets may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to Peabody or Buyer or any of their respective properties or assets or (iv) result in the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the properties or assets of Peabody or Buyer, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not be material to Peabody and its subsidiaries taken as a whole and would not materially adversely affect Peabody's or Buyer's ability to consummate the transactions contemplated by this Agreement.

                  4.4 Governmental Authorization. The execution, delivery and performance by each of Peabody and Buyer of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or any Consent from, any Governmental Authority, except with any applicable requirements of the actions and filings listed on Schedule 4.4 and any such action or filing as to which the failure to make or obtain would not be material to Peabody and its subsidiaries taken as whole or materially adversely affect the ability of Peabody or Buyer to consummate the transactions contemplated hereby.

                  4.5 No Brokers' or Other Fees. Except for Morgan Stanley, whose fees and expenses will be paid by Peabody, no Person has acted directly or indirectly as a broker, finder, investment banker or financial advisor in connection with the transactions contemplated hereby, and no Person is entitled to any fee or commission or like payment in connection with the transactions contemplated hereby based upon any agreement, arrangement or other understanding made by or on behalf of Peabody or Buyer.

                  4.6 Financing. As of the Closing Date, Buyer shall have available to it funds sufficient to enable it to deliver the Buyer Loan and the Closing Payment.

                  4.7 No Other Representations or Warranties. Except for the representations and warranties of Peabody and Buyer contained in this Agreement and Peabody's and Buyer's Schedules, neither Peabody nor Buyer makes any other express or implied representation or warranty to Seller.

                                   ARTICLE V
                            COVENANTS AND AGREEMENTS

                  5.1 Conduct of Business Prior to the Closing. (a) Seller covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Schedule 5.1 or (iii) with the prior written consent of Buyer, from the date hereof to Closing, (A) the business of each of the Company and its Subsidiaries (and the maintenance of their respective books, accounts and records, inventory levels) shall be conducted only in the ordinary course of business and in compliance with all Laws, Environmental Laws, Permits and Environmental Permits, (B) the obligations of each of the Company and its Subsidiaries shall be paid or performed when due, (C) to use its commercially reasonable efforts to cause the present business organization and business relationships and customer relationships of each of the Company and its Subsidiaries to be preserved and their respective rights and operations to be maintained, (D) each of the Company and its Subsidiaries shall continue to make such capital expenditures pertaining to the business of the Company and its Subsidiaries as are reasonably consistent with the capital expenditure budget of the Company and its Subsidiaries attached hereto as Schedule 5.1(a)(D) (the "Capital Expenditure Budget") and the past practice of the Company, (E) each of the Company and its Subsidiaries shall use reasonable efforts to retain the services of their respective officers and key employees and maintain relationships with their respective officers and key employees, (F) each of the Company and its Subsidiaries shall use reasonable efforts to maintain and keep their properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, (G) each of the Company and its Subsidiaries shall use reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained and (H) each of the Company and its Subsidiaries shall collect their receivables only in the ordinary course of business and in the same manner as previously collected.

                  (b) (i) None of the Company or any of its Subsidiaries shall amend its organizational documents;

                  (ii)     None of the Company or any of its Subsidiaries shall
         (A) declare, set aside, make or pay any dividend or other distribution payable in cash, shares or property with respect to the Company's share capital or that of its Subsidiaries, except that a Subsidiary of the Company may declare and pay a dividend or make advances to the company that directly wholly owns such Subsidiary (provided that such company that directly wholly owns such Subsidiary is directly wholly-owned by a Subsidiary of the Company) or the Company (and, provided, however, that the Company and any of its Subsidiaries shall have the right to make dividends to Seller as set forth in Schedule 5.1(b)(ii)); (B) redeem, purchase or otherwise acquire directly or indirectly any of the

         Company's or any of its Subsidiaries' shares (including the Shares) or other ownership interests of the Company or any of its Subsidiaries;
         (C) issue, transfer, sell, pledge, dispose of or encumber any shares (including the Shares) or other ownership interests of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares (including the Shares) or other ownership interests of shares of any class of the Company or any of its Subsidiaries; or (D) split, recapitalize, combine or reclassify the capitalization of the Company or any of its Subsidiaries;

                  (iii) None of Seller, the Company, any of the Company's Subsidiaries or any of their respective Affiliates shall (A) adopt, establish, enter into any new employee benefit plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement or amend or terminate any Company Benefit Plan, except for changes required by applicable Law, (B) increase or introduce any compensation, bonus, incentive or fringe benefit of, or enter into or amend any employment, severance, retrenchment, redundancy, termination or similar agreement or arrangement with any of its former, present or future employees, officers, directors or consultants, except for normal increases in base salary in the ordinary course of business and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs to the extent such increases or bonuses are accrued and set forth in Schedule 5.1(b)(iii); (C) loan or advance any money or other property to any present or former director, officer, employee or consultant, or (D) grant any equity or equity-based awards;

                  (iv) None of the Company or any of its Subsidiaries shall acquire, sell, lease or dispose of any material assets of the Company or any of its Subsidiaries, except as may be expressly contemplated by this Agreement and except for the purchase and sale of inventory in the ordinary course of business;

                  (v) None of the Company or any of its Subsidiaries (as applicable) shall: (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary and usual course of business consistent with past practice in an immaterial amount;
         (iii) make any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary and usual course of business consistent with past practice and that shall not exceed US$100,000 individually or US$500,000 in the aggregate; or (iv) mortgage, pledge sell, transfer, dispose of or otherwise subject to any Encumbrance any of its material assets, tangible or intangible, or create any Encumbrance of any kind with respect to any such asset; provided, however, that notwithstanding anything to the contrary set forth herein, each of the Company and its Subsidiaries shall have the right to repay or obtain forgiveness of the debt obligations set forth in Schedule 5.1(b)(v);

                  (vi) None of the Company or any of its Subsidiaries shall acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein or extend any credit to or purchase any debt obligation of any Person;

                  (vii) None of the Company or any of its Subsidiaries shall adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                  (viii) None of the Company or any of its Subsidiaries shall change any of the accounting methods, policies or practices used by it unless in the determination of the Company's independent accountants such change is required by Australian Accounting Standards;

                  (ix) Except with the prior written consent of the Buyer or Peabody, which consent shall not be unreasonably withheld or delayed, none of the Company or any of its Subsidiaries shall (A) elect to form a consolidated group for income tax purposes or a GST group, (B) make any Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods and provided that if Seller reasonably determines that it is required by Law to prepare any Tax Return in a manner inconsistent with the last previous similar Tax Return, then Seller shall so notify Peabody and Buyer and Seller shall be entitled to take such inconsistent position, unless Peabody or Buyer disagrees with Seller's determination of the application of the Law and to adopt Seller's determination could have an adverse effect on Peabody, Buyer, the Company or any of its Subsidiaries in respect of a period ending after Closing, in which case, Seller may refer the matter to an Expert to make a decision on the disagreement as soon as practicable after receiving any submissions from Buyer and Seller, and the decision of the Expert will be conclusive and binding on both Parties in the absence of manifest error, (C) enter into any settlement or compromise of any Tax liability to the extent there could be an adverse effect to Peabody, Buyer, the Company or any of their Subsidiaries, (D) file any amended Tax Return with respect to any Tax to the extent there could be an adverse effect to Peabody, Buyer, the Company or any of their Subsidiaries, (E) change any annual Tax accounting period, (F) enter into any closing agreement relating to any Tax to the extent there could be an adverse effect to Peabody, Buyer, the Company or any of their Subsidiaries or (G) surrender any right to claim a Tax refund to the extent there could be an adverse effect to Peabody, Buyer, the Company or any of their Subsidiaries (and for the purposes of this paragraph (ix) an adverse effect will be deemed to include a situation where the Company or any of its Subsidiaries becomes liable for Tax in respect of a Pre-Closing Tax Period or Straddle Period for which Peabody or Buyer is not wholly indemnified under Section 5.3);

                  (x) Except with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, none of the Company or any of its Subsidiaries shall enter into any contract, agreement or understanding that, if in existence on the date hereof, would constitute a Material Contract or change, waive or otherwise modify or terminate any Material Contract; provided that the Company and its Subsidiaries shall be permitted to enter into new contracts for the supply of coal or agree to changes or modifications to existing agreements for the supply of coal to the extent such new contracts are made, or such changes or modifications are of a nature that are in, the ordinary course of business and are not materially adverse to the Company or any of its Subsidiaries;

                  (xi)     None of the Company or any of its Subsidiaries shall
         (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or
         (B) waive, release or transfer any rights of material value, in each case of (A) or (B), other than in the ordinary course of business;

                  (xii) None of the Company or any of its Subsidiaries shall settle or compromise any action, claim, case, litigation, proceeding or investigation by or before any Governmental Authority or arbitration tribunal (whether or not commenced prior to the date of this Agreement) other than any settlement or compromise relating to any matter (other than a matter relating to or affecting Tax) that involves a non-material monetary payment or a non-monetary obligation or restriction that does not restrict or adversely affect in any manner the conduct of the business or operation of the Company or any of its Subsidiaries;

                  (xiii) None of the Company or any of its Subsidiaries shall enter into any new line of business in which the Company and its Subsidiaries is not engaged as of the date hereof;

                  (xiv) None of the Company or any of its Subsidiaries shall enter into any transaction, agreement or arrangement with Seller or any of Seller's Affiliates (other than the Company or any of its Subsidiaries);

                  (xv) Except (i) with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, or (ii) where such expenditure is required in the best interest of the Company (in the reasonable judgment of Seller) in cases where time is of the essence in order to respond to events adversely affecting the Company's operations not foreseen in the Capital Expenditure Budget, and which such expenditures do not exceed US$100,000 individually or US$500,000 in the aggregate, and prompt notice of such expenditure is given to Buyer, none of the Company or any of its Subsidiaries shall incur or commit to make capital expenditures, other than in accordance with the Capital Expenditure Budget; and

                  (xvi) None of the Company or any of its Subsidiaries shall authorize or enter into an agreement or commitment to do any of the foregoing.

                  5.2 Access to Books, Records and Properties; Reports; Cooperation. Seller shall cause each of the Company and its Subsidiaries to afford Peabody's and Buyer's officers, employees, accountants, counsel and other authorized representatives, including representatives of any Persons providing financing to Peabody or Buyer in connection with the transactions contemplated hereby, access during normal business hours throughout the period from the date hereof to the Closing or the date of termination of this Agreement, (A) to it and its properties, contracts, commitments, books and records (including but not limited to Tax Returns) and to cause its representatives to furnish promptly to Buyer such additional financial and operating data and other existing information as to its business and properties as Buyer or its duly authorized representatives may from time to time reasonably request and (B) to meet with any party to a Joint Venture Agreement on reasonable notice and to the extent that it is within the control of Seller. Between the date hereof and the Closing, Peabody and Buyer shall be permitted to maintain, at Peabody's expense, a representative on site at the North Goonyella mine site, which Person shall be permitted access to the properties and offices at such mine site, including, without limitation, for purposes of monitoring the performance of Longwall 4-North and the geological and operational conditions at such mine site. Between the date hereof and the Closing, Peabody and Buyer shall be permitted to arrange for an independent geologist mutually acceptable to Buyer and Seller to review, at Peabody's expense, the geological conditions at the North Goonyella mine site and to assess the expected geological conditions over the next twelve (12) months at the North Goonyella mine site. Between the date hereof and the Closing, Seller shall provide to the Buyer daily production reports for the North Goonyella mine (by email or fax) with commentary on any unusual material items that may have occurred or affected production during the relevant day. In the event that Seller determines that disclosure of any such information would be in violation of applicable Laws or the provisions of any confidentiality agreement to which either Seller or the Company is a party, Seller, Peabody and Buyer will use their best efforts to institute appropriate substitute disclosure arrangements that do not violate any such Laws or confidentiality obligations, to the extent reasonable under the circumstances. Unless otherwise required by Law and until the Closing Date, Peabody and Buyer will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement.

                  5.3 Tax Matters. (a) Cooperation. Peabody, Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including, at the expense of the requesting party, reasonable access to the other party's Tax Return preparer, provided that such other party may limit such access as is it deems necessary to protect confidential or privileged information) relating to the Company and each of its Subsidiaries (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return or Assessment. Seller agrees that it shall (i) consult with Peabody and Buyer prior to taking any position or settling any claim with respect to Taxes and obtain the prior written consent of Peabody or Buyer and (ii) not take any action with respect to Taxes that would legally bind Peabody, Buyer, the Company or any of its Subsidiaries without the prior written consent of Peabody or Buyer if such position, settlement or action could have a material adverse effect to Peabody, Buyer, the Company or any of its Subsidiaries. If Peabody or Buyer do not provide the relevant consent under this Section 5.3(a), no claim under this Agreement can be made by Peabody or Buyer against Seller in respect of any Taxes or Losses arising directly in respect of Seller failing to take the proposed position or settlement of claim with respect to such Taxes unless consenting to such action or settlement of the claim could reasonably be expected to have a material adverse effect on Peabody, Buyer, the Company or any of its Subsidiaries in respect of a period ending after Closing. Peabody, Buyer and Seller shall retain all books and records with respect to Taxes which are indemnifiable under this Section 5.3 and pertain to the Company until the expiration of the relevant Tax Amendment Periods (and, to the extent notified by Peabody,

Buyer and Seller, any extensions thereof). At the end of such period, each party shall provide the other with at least ten (10) Business Days' prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

                  (b) Preparation of Pre-Closing Tax Returns. (i) Except as set forth in Section 5.3(b)(ii), Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of the Company and each of its Subsidiaries in respect of any Pre-Closing Tax Period and Seller, in respect of a Tax payment due prior to Closing Date, shall procure that the relevant company or companies pay all Taxes due on such Tax Returns or any applicable Assessment. All such Tax Returns shall be prepared on a basis consistent with the last previous similar Tax Return and in accordance with Tax Law. (ii) In respect of a Tax Return due after the Closing Date for a Pre-Closing Tax Period (a "Post-Closing Filing Return"), Seller shall provide Buyer with a copy of each Post-Closing Filing Return for Buyer's review and filing at least thirty (30) days prior to the due date for the filing of the relevant Post-Closing Filing Return and all such Post-Closing Filing Returns shall be prepared on a basis consistent with the last previous similar Tax Return and in accordance with Tax Law.

                  (c) GST Tax Returns. In respect of a Tax Return that is a return relating to GST, Section 5.3(b) shall apply as if any references to "thirty (30) days" shall be read as if the references were to "ten (10) days".

                  (d) Duties. The Buyer shall (and Peabody shall cause Buyer to) pay all Duty arising in connection with this Agreement and any transaction contemplated by this Agreement, other than Duty arising in connection with the Company Restructuring. The Seller shall pay all Duty and prepare all filings arising in connection with the Company Restructuring.

                  (e) Straddle Period Taxes. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), for the purposes of determining the liability of Seller under Section 5.3(f) for Taxes of the Company and each of its Subsidiaries in respect of the portion of the Straddle Period beginning prior to the Closing Date and ending on the Closing Date (the "Straddle Indemnification Period"), the Taxes of the Company and each of its Subsidiaries (other than Duties imposed in connection with the sale of the Shares or otherwise in connection with this Agreement with the exception of any Duties arising in connection with or as a consequence of the Company Restructuring) shall be computed as if the period ended as of the Closing Date and, for this purpose, the Taxes referable to such a period will include any Tax referable to that period pursuant to a Tax Law that arises in respect of or by virtue of an act, transaction or event that occurred on or prior to Closing even though the Tax may not become due or payable until after Closing.

                  For any Straddle Period of Company or any of its Subsidiaries, Buyer shall (and Peabody shall cause Buyer to) timely prepare and file with the appropriate Taxing Authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided, that no such Tax Return shall be filed without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer and Seller agree to cause each Company to file all Tax Returns for any Straddle Period, to the extent permissible under applicable Law, on the basis that the relevant taxable period ended as of the

Closing Date, unless the relevant Taxing Authority will not accept a Tax Return filed on that basis.

                  If Peabody, Buyer and Seller cannot agree on a position taken in respect of a Straddle Period Tax Return within 30 days of the Buyer providing a copy of the relevant Tax Return to the Seller, or within such further time as may be agreed between them, then Buyer may refer the matter to an Expert to request that the Expert make a decision on the disagreement as soon as practicable after receiving any submission from the Buyer and Seller. The decision of Expert is to be conclusive and binding on the parties in the absence of manifest error. The Expert is appointed as an expert and not arbitrator. The procedures for determination are to be decided by the Expert in its absolute discretion. Unless the Expert makes a determination regarding costs, the Buyer and Seller each agree to pay one half of the Expert's costs and expenses in connection with the reference.

                  (f) Tax Indemnity. (A) Notwithstanding any other provision in this Agreement and any disclosures made in the Schedules, Seller shall indemnify Peabody and Buyer and their respective Affiliates (including the Company and each of its Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and other representatives and hold them harmless from (i) all liability for Taxes of the Company and each of its Subsidiaries for the Pre-Closing Tax Period and Taxes referable to the Straddle Indemnification Period, as allocated to Seller in accordance with Section 5.3(e), (ii) all liability for Taxes of Seller or any other Person (other than the Company or any of its Subsidiaries) which is or has ever been affiliated with the Company or any of its Subsidiaries for which the Company or any Subsidiary becomes liable for the Pre-Closing Tax Period and Taxes referable to the Straddle Indemnification Period, as allocated to Seller in accordance with
Section 5.3(e), (iii) all liability for Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation for the Pre-Closing Tax Period and Taxes referable to the Straddle Indemnification Period, as allocated to Seller in accordance with
Section 5.3(e), (iv) any loss, liability, claim, damage or expense attributable to any breach of any warranty or representation contained in Section 3.15 (relating to Taxes), without regard to any materiality qualifiers, or any breach by Seller or any of their respective Affiliates (other than, after the Closing, the Company or any of its Subsidiaries) of any covenant contained in Section 5.1(b)(ix) of this Agreement (relating to Taxes), (v) subject to section 5.3(d) all liability for Taxes arising (directly or indirectly) as a result of the sale of the Shares or the other transactions contemplated herein (including the Company Restructuring), (vi) all liability for reasonable legal, accounting, appraisal, consulting or similar fees and expenses attributable to any item in clause (i), (ii), (iii), (iv) or (v) above (each a "Tax Loss"); provided, however, that in the case of clauses (i), (ii), (iii), (iv), (v) or (vi) above, Seller shall be liable only to the extent that such Taxes (and other related amounts), are in excess of the amount, if any, reserved for such Taxes or reflected as an accrued Tax liability on the Final Closing Balance Sheet (other than an accrued Tax liability with respect to deferred taxes); provided, further, that if, in the Tax year the Tax Loss occurred (or within the two subsequent Tax years), a Tax Benefit (as defined in Section 9.1(c)) is actually realized by Buyer or Peabody or any Affiliate thereof as a result of such Tax Loss, then after the Indemnified Party files a Tax Return claiming such Tax Loss and realizes that Tax Benefit, Buyer will pay to Seller the Tax Benefit; provided, however, that such payment will not be made prior to the payment in full for such Tax Loss by Seller; provided, further, that to the extent that such Tax

Benefit is denied by a Taxing Authority, Seller shall pay over to Buyer the amount of such Tax Benefit previously made to Seller under this Section 5.3(f).

                  Notwithstanding the foregoing, this indemnity shall not extend to any Tax or other amount to the extent that it arises as a direct result of one or more of the following: (i) any representation or warranty by any of Buyer or Peabody under this Agreement being incorrect in any material respect, (ii) the failure by any of Peabody or Buyer (or any Affiliate thereof) to perform or observe in any material respect its obligations under, or any covenant or condition in, this Agreement, or (iii) the willful gross misconduct or the gross negligence of any of Peabody, Buyer or any Affiliate thereof.

                  (B) Notwithstanding any other provision in this Agreement, Peabody and Buyer, jointly and severally, shall, and after the Closing shall cause the Company and its Subsidiaries to, indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and other representatives and hold them harmless from all liability for Taxes of the Company or any of its Subsidiaries for any tax period ending after the Closing Date (except that in the case of a Straddle Period, Peabody's and Buyer's indemnity will cover only such Taxes that are allocated to the portion of the Straddle Period beginning after the Closing Date pursuant to
Section 5.3(e) above) and all liability for reasonable legal, accounting, appraisal, consulting or similar fees and expenses) attributable to such Taxes.

                  (g) Refunds. The amount or economic benefit of any refunds, credits or offsets of Taxes received by the Company or any of its Subsidiaries (or any of their respective Affiliates before or after the Closing, including Peabody and Buyer), or with respect to which the Company (or any of their respective Affiliates before or after the Closing, including Peabody and Buyer) realizes a benefit that relates to any Pre-Closing Tax Period of the Company or any of its Subsidiaries shall be for the account of Seller to the extent the amount of such refund, offset or credit has not been accrued on the Final Closing Balance Sheet; provided, however, that to the extent any such refund is payable to a customer of the Company or any of its Subsidiaries and such refund is not booked as a liability on the Final Closing Balance Sheet, then such refund instead shall be paid to such customer. To the extent a refund that relates to any Pre-Closing Tax Period has been accrued on the Final Closing Balance Sheet, such refund shall be for the account of Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes received by the Company or any of its Subsidiaries (or any of their respective Affiliates before or after the Closing, including Peabody and Buyer), or with respect to which the Company (or any of their respective Affiliates before or after the Closing, including Peabody and Buyer) realizes a benefit that relates to any Post-Closing Tax Period of the Company or any of its Subsidiaries shall be for the account of Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes received by the Company or any of its Subsidiaries (or any of their respective Affiliates before or after the Closing, including Peabody and Buyer), or with respect to which the Company (or any of their respective Affiliates before or after the Closing, including Peabody and Buyer) realizes a benefit that relates to any Straddle Period of the Company or any of its Subsidiaries shall be equitably apportioned between Seller and Buyer in a manner similar to the method described in Section 5.3(e); provided, that, with respect to refunds allocated to a Pre-Closing Period, such refunds shall be for the account of the Seller only to the extent such refunds have not been accrued on the Final Closing Balance Sheet; provided, however, that to the extent any such refund is
(i) allocated to Seller, (ii) payable to a customer of the Company or any of its

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

Subsidiaries and (iii) is not booked as a liability on the Final Closing Balance Sheet, then such refund instead shall be paid to such customer. Each party shall forward, and shall cause its Affiliates to forward, to the party (or to the customer, as the case may be) entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within 30 days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be. Notwithstanding anything herein to the contrary, in respect of each refund, credit, or offset of Taxes accrued on the Final Closing Balance Sheet, Buyer shall be entitled to receive from Seller (promptly upon notice to Seller by Buyers) the amount by which such refund, credit, or offset of Taxes is, after the Closing Date, (i) reduced or denied by an applicable Taxing Authority (x) by way of an Assessment or (y) by Seller's failure, within thirty (30) Business Days after the indemnified person's notice is given, to assume the defense of such Tax Claim, if notice is given to the Seller of the assertion of any Tax Claim with respect to such refund, credit or offset and if Seller is entitled to control the defense of such Tax Claim under
Section 5.3(h)(ii), (ii) reduced by application of such refund to actually offset and reduce a liability for Taxes of the Company or any of its Subsidiaries for the Pre-Closing Tax Period or for the portion of the Straddle Period beginning prior to the Closing Date and ending on the Closing Date, as allocated to Seller in accordance with Section 5.3(e) hereto, to the extent that such liability for Taxes was not accrued on the Final Closing Balance Sheet, or
(iii) not realized by the Company, and of its Subsidiaries, Buyer or Peabody (or any Affiliate of any of the foregoing) due to the amount being payable to a customer of the Company or any of its Subsidiaries or owed to a Person pursuant to a Tax sharing or reimbursement agreement between such Person and such Company entered into on or prior to Closing, to the extent that such liability to the customer or such Person was not accrued on the Final Closing Balance Sheet, upon the payment of such amount to the customer or such Person. For purposes of this
Section 5.3(g), a refund shall include any interest thereon. For the avoidance of doubt, to the extent Seller has reimbursed (pursuant to the second preceding sentence) Buyer for a refund that has been accrued on the Final Closing Balance Sheet and Buyer subsequently receives such refund (or any portion thereof) from the relevant Taxing Authority, Buyer shall pay over to Seller such refund (or portion thereof) to the extent Seller has reimbursed or indemnified Buyer pursuant to this Section 5.3(g).

                  Notwithstanding anything herein to the contrary, in respect of any amount reserved for Taxes or accrued as a liability for Taxes (other than any accruals for deferred income Taxes) on the Final Closing Balance Sheet ("tax reserve"), Seller shall be entitled to receive from Buyer or Peabody the amount by which any such tax reserve is in excess of the Tax liability (if any) for which such tax reserve was recognized or accrued, upon lodgement of the applicable Tax Return and payment of the related Tax liability. Buyer or Peabody shall pay such excess amount to Seller upon obtaining notice from Seller claiming an entitlement to such an amount but in no case will such a payment of the excess be required to be made within 30 days after the date of lodgement of the applicable Tax Return and payment of the related Tax.

                  (h)      Tax Claims.

                  (i) If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to an indemnified party, one of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives pursuant to Section 5.3 (a "Tax Claim"), then such indemnified party shall promptly give notice to the indemnifying party in writing of such claim and of any counterclaim the indemnified party proposes to assert, provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been actually prejudiced as a result of such failure.

                  (ii) With respect to any Tax Claim relating to a Pre-Closing Tax Period, Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto and settle or compromise any such Tax Claim, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that Seller shall provide Buyer with a timely and reasonably detailed account of each stage of the proceedings related to such Tax Claim, and provided further that Seller shall not settle, compromise or abandon any such Tax Claim in a manner that would adversely affect Buyer or its Affiliates after the Closing Date without obtaining the prior written consent of Peabody and Buyer, which consent shall not be unreasonably withheld, conditioned or delayed and Peabody and Buyer, and counsel of their choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim.

                  (iii) Seller, on the one hand, and Peabody and Buyer, on the other hand, shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Company or any of its Subsidiaries for a Straddle Period. None of Seller, Peabody or Buyer shall settle, compromise or abandon any such Tax Claim without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

                  (iv) Peabody and Buyer shall control all proceedings with respect to any Tax Claim relating to a Tax Period ending after the Closing Date, and shall (a) defend against such Tax Claim diligently and in good faith, (b) provide the Seller with a timely and reasonably detailed account of each stage of the proceedings related to such Tax Claim, (c) provide Seller with the right to reasonably participate in the defense of such Tax Claim at its expense, and (d) not settle, compromise or abandon any such Tax Claim that would adversely affect Seller or any of its Affiliates without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

                  (v) Peabody, Buyer, the Company and each of its Subsidiaries, and each of their respective Affiliates on the one hand, and Seller and its respective Affiliates on the other hand, shall (and Peabody and Buyer shall cause each Company to) reasonably cooperate in contesting any Tax Claim, which cooperation shall include the retention and, upon request, the provision to the requesting person of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

                  (i) Exclusivity. Notwithstanding any other provision in this Agreement, any matter relating to Taxes shall be governed solely by Sections 3.15, 5.1(b)(ix) and 5.3.

                  (j) Timing of Payment. Any payment by Seller pursuant to this Section 5.3 shall be made not later than 30 days after receipt by Seller of written notice from Buyer stating that any Tax has been paid by Buyer, or effective upon the Closing, the Company or any of its Subsidiaries, the amount of Tax thereof and of the amount of indemnity payment requested.

                  (k) Survival. Notwithstanding anything herein to the contrary, the representations and warranties provided in Section 3.15, the covenants provided in Section 5.1(b)(ix) and all claims under this Section 5.3 shall not expire until ninety (90) days after the expiration of the applicable Tax Amendment Period.

                  5.4 Employees; Benefit Plans. (a) All bonus, severance, termination, retrenchment or redundancy payments that are the responsibility of the Company for employees of the Company, any of its Subsidiaries or any of their respective Affiliates whose employment will cease as of or prior to Closing shall be paid in full by Seller on or prior to Closing. As among the parties hereto, none of Peabody, Buyer or any of their Affiliates (including the Company and its Subsidiaries after the Closing) shall be liable for any such payments or amounts due to any such Person under any industrial or employment agreement or contract, collective bargaining or other industrial agreement or instrument (registered or unregistered), retention agreements or other such arrangements put in place by the Company or any of its Subsidiaries on or prior to the Closing regardless of when any such payments or amounts may be due or paid (and such payments and amounts due under such agreements and other such arrangements are listed on Schedule 5.4(a)); and liability for all such payments and amounts due shall be borne by Seller.

                  (b) Employees of the Company who continue to be employed by Buyer, the Company, any of the Company's Subsidiaries or any of their Affiliates following the Closing will be given full credit for their years of service, including for the purposes of accrued long service leave, sick leave and annual leave, with the Company and its Subsidiaries before the Closing for purposes of vesting and eligibility to participate in benefit plans, short term absence or leave programs as available at Law and as Buyer determines to make available to such employees after the Closing other than the benefit plans of Company which may be continued by Buyer after the Closing; provided, however, such employees were entitled to such credit under the benefit plans as of the Closing Date, and provided, further, that in no event shall such service result in a duplication of benefits or rights to any such employee.

                  5.5 Labor Matters. Seller, Peabody and Buyer shall reasonably cooperate in connection with any required notification to, or any required consultation with, or the provision of documents, notifications and information to, the employees, employee representatives, work councils, unions, labor boards and relevant Governmental Authorities and governmental officials concerning the transactions contemplated by this Agreement with respect to the Company Employees, so that such Persons may render advice as required in accordance with Law, or as otherwise reasonably requested by the Buyer.

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

                  5.6 Further Actions. (a) Peabody, Buyer and Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, and cooperate with each other to do so, including, without limitation, obtaining as promptly as practicable all Consents necessary in order to consummate the transactions contemplated by this Agreement.

                  (b) Seller, Peabody and Buyer shall (i) take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the Competition/Investment Laws, (ii) respond as promptly as practicable to any inquiries received from the Treasurer of the Commonwealth of Australia and any other Governmental Authority for additional information or documentation under the Competition/Investment Laws and (iii) respond as promptly as practicable to all inquiries and requests received from any Governmental Authority with jurisdiction over the transactions contemplated hereby (or any part thereof) in connection therewith. Seller, Peabody and Buyer shall use their reasonable best efforts to resolve such objections, if any, as maybe asserted with respect to the sale and purchase of the Shares contemplated hereby under any Competition/Investment Laws by any Governmental Authorities with regulatory jurisdiction over the enforcement of such Competition/Investment Laws; provided that in no event shall Peabody, Buyer or any of their respective Affiliates have any obligation to dispose of, hold separate or otherwise restrict its enjoyment of any of their respective assets or properties (including the Company and its Subsidiaries following the Closing).

                  (c) Seller shall give prompt written notice to Peabody and Buyer of the occurrence of any Company Material Adverse Effect. At all times prior to the Closing, (i) Seller will promptly notify Peabody and Buyer in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in ARTICLE VII to be satisfied, promptly upon any of them becoming aware of the same and (ii) Peabody and Buyer will promptly notify Seller in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in
ARTICLE VI to be satisfied, promptly upon any of them becoming aware of the same.

                  5.7 Further Assurances. Following the Closing, Seller, Peabody and Buyer will from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller, on the one hand, or Peabody and Buyer, on the other hand, as applicable, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby and thereby.

                  5.8 Closing Balance Sheet(a) . The Closing Balance Sheet to be delivered by Seller shall reflect, reserve or disclose all Liabilities of the Company and its Subsidiaries required by Australian Accounting Standards to be so reflected, reserved or disclosed.

                  5.9 Noncompetition; Interference; Nonsolicitation. (a) Seller agrees that during the Competition Restraint Period for Noncompetition/Interference, it shall not, and it shall

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

cause its Affiliates not to, directly or indirectly, engage in any business or control or own any business that is engaged directly or indirectly in mining coal in the Competition Restraint Area; provided, however, that Seller or any Affiliate of Seller may own up to ten percent (10%) of the equity interests of a business in the ordinary course of business that is engaged in mining coal in the Competition Restraint Area, so long as none of Seller or its Affiliates, acting individually or together, has, directly or indirectly, the right or ability to (i) appoint a representative to the board of directors (or similar governing body) of such business, (ii) appoint any senior officers of such business or (iii) participate, control or veto decisions relating to the management, operations, investments or acquisitions of such business; and provided, further however, that this Section 5.9(a) shall in no way be deemed to limit the activities of Seller in respect of any activity involving coal or coal products (including without limitation the trading or processing of coal or coal products, the provision of equipment and/or services to the coal mining industry, or related activities) other than mining.

                  (b) Seller agrees that during the Competition Restraint Period for Noncompetition/Interference, it shall not, and it shall cause its Affiliates not to, directly or indirectly, (i) raid, solicit, encourage, entice or induce any customer, client, supplier or other Person having a business relationship with the Company and/or any of its Subsidiaries to terminate or alter such relationship, (ii) raid, solicit, encourage, entice or induce any Person not to enter into a business relationship with the Company and/or any of its Subsidiaries or (iii) impair or attempt to impair any relationships between any of the Company or its Subsidiaries and any of their customers, clients, suppliers or other Persons with whom any of the Company or its Subsidiaries has business relationships; provided, however, that this Section 5.9(b) shall in no way be deemed to limit the activities of Seller in respect of any activity involving coal or coal products (including without limitation the trading or processing of coal or coal products, the provision of equipment and/or services to the coal mining industry, or related activities) other than mining.

                  (c) Seller agrees that during the Competition Restraint Period for Nonsolicitation, it will not, and will cause each of its controlled Affiliates not to, (a) entice, induce, induce or attempt to cause (other than pursuant to general advertising not directed to such employees), any executive, officer or other key employee of the Company or any of its Subsidiaries to terminate his or her employment with the Company of any of its Subsidiaries or
(b) employ any, executive officer or other key employee of the Company or any of its Subsidiaries; provided, however, that the foregoing restrictions shall not be applicable with respect to any Person whose employment with Peabody, Buyer or their subsidiaries (including, after the Closing, the Company or any of its Subsidiaries) has been terminated by Peabody, Buyer or their subsidiaries (including after the Closing, the Company or any of its Subsidiaries) prior to such solicitation or employment.

                  (d) If and only if this Agreement is terminated prior to Closing, each of Seller and Peabody agree that it shall not, and it shall cause its Affiliates not to, during the Termination Nonsolicitation Period, (i) entice, induce, induce or attempt to cause (other than pursuant to general advertising not directed to such employees), any executive, officer or other key employee of the other party or any of such other party's Affiliates to terminate his or her employment with such other party or (ii) employ any, executive officer or other key employee of such other party or any of such other party's Affiliates; provided, however, that the foregoing restrictions shall not be applicable with respect to any Person whose employment with such other party has been terminated by such other party prior to such solicitation or employment.

                  (e) Seller hereby agrees that any remedy at law for any breach by it or its Affiliates of this Section 5.9 would be inadequate, that Peabody and Buyer shall be entitled to injunctive or other equitable relief in such case in addition to any other right Peabody or Buyer may have, whether at law or in equity. If it is ever held that any part of any of the covenants of this Section 5.9 is too broad to permit enforcement of such covenants to their fullest extent, it may be severed without affecting the remaining enforceability of that or the other covenants, and Seller hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenants. Seller acknowledges that in relation to this Agreement and in particular this clause it has received legal advice or has had the opportunity of obtaining legal advice.

                  5.10 Competing Transaction; Return of Confidential Information. (a) From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Seller nor any of its Affiliates or their respective representatives shall, directly or indirectly (i) solicit or encourage the submission of any inquiries, indications of interest, proposals or offers from any Person other than Peabody and Buyer (collectively, "Third Parties"), concerning the sale of any equity securities or all or any substantial part of the assets of the Company or any of its Subsidiaries to, or any merger or other business combination transaction involving the Company of any of its Subsidiaries with, any such Third Party (a "Competing Transaction") or (ii) participate with any Third Party in any discussions or negotiations regarding, or enter into any agreements with any Third Party relating to, a Competing Transaction with such Third Party, or provide any information concerning the Company or any of its Subsidiaries to any Third Party with respect to a Competing Transaction with such Third Party, including any Third Parties that Seller, or any of its Affiliates or representatives had conducted negotiations with prior to the date of this Agreement. Seller will promptly notify Peabody and Buyer, after the receipt by Seller or any of its Affiliates, from a third party other than Peabody and Buyer, of any bona fide written proposal for a Competing Transaction, of the principal terms of such proposal, excluding the identity of any party thereto, any party on whose behalf such proposal is delivered or the identity of any of their respective representatives.

                  (b) Seller shall instruct each Third Party to whom it delivered confidential information in connection with a Competing Transaction or other possible sale of the Company or any of its Subsidiaries to (i) return to Seller or destroy such information (and copies thereof) and (ii) certify in writing any such destruction, in each case, to the extent such Third Parties shall be required to do so pursuant to applicable confidentiality agreements.

                  5.11 Intercompany Accounts; Affiliate Agreements. All Intercompany Accounts shall be paid in full in cash on or prior to the Closing. All Affiliate Agreements shall be terminated on or prior to the Closing without any liabilities of the Company or any of its Subsidiaries remaining thereunder, except for Affiliate Agreements relating to the supply of coal and firm offers to buy coal made by Seller or any of its Affiliates (other than the Company and its Subsidiaries) and entered into or received by the Company or any of its Subsidiaries in the ordinary course of business and which contain arms-length terms, each of which such agreement and firm offer is set forth on Schedule 5.11.

                  5.12 Intercompany Insurance. To the extent that (i) any insurance policies controlled by Seller or its Affiliates (the "Seller Insurance Policies"), cover any loss, liability, claim, damage or expense relating to the Company, any of its Subsidiaries or their businesses (the "Subject Liabilities") and relating to or arising out of occurrences prior to the Closing Date, and
(ii) the Seller Insurance Policies continue after the Closing to permit claims to be made thereunder with respect to the Subject Liabilities relating to or arising out of occurrences prior to the Closing Date ("Subject Claims"), Seller and its Affiliates shall cooperate with Peabody and Buyer in submitting Subject Claims on behalf of Buyer under the Seller Insurance Policies or pursuing claims previously made. Seller and its Affiliates shall exercise commercially reasonable efforts to cause the Seller Insurance Policies to be modified to allow for the assignment to Buyer of all benefits, rights and obligations thereunder in respect of any Subject Liabilities. To the extent any such policies are not so assigned, upon receipt by Seller or its Affiliates of any insurance proceeds relating to any Subject Claims made under the Seller Insurance Policies, Seller or its applicable Affiliates will promptly pay such insurance proceeds to Buyer.

                  5.13 Name Changes. No later than ten (10) Business Days following the Closing Date, Buyer shall cause the organizational documents of the Company and its Subsidiaries to be amended so as not to include "RAG" or any word, phrase or acronym confusingly similar thereto. Buyer shall use commercially reasonable efforts to remove "RAG" and any other words, names or symbols proprietary to Seller and its Affiliates (and, to the extent not including the phrase "RAG", identified to Buyer by Seller) from all tangible properties of the Company and its Subsidiaries as promptly as possible following the Closing Date and in any event within one hundred eighty (180) calendar days following the Closing Date.

                  5.14     Seller Guarantees Provided to the Company.

                  (a) Following the date of this Agreement and prior to Closing, Buyer, Peabody, Seller and Seller's Affiliates shall (i) cooperate with one another in order to, and shall use their respective commercially reasonable efforts in order to, novate or otherwise replace all of the Seller Guarantees with guarantees given by Peabody or its Affiliates (which commercially reasonable efforts shall include preparing and submitting documents and providing information and responses to requests from the beneficiaries of such Seller Guarantees) and (ii) use their respective commercially reasonable efforts to cause Seller and all Affiliates of Seller who are parties to the Seller Guarantees to be fully released and discharged with respect thereto, in each case, as of the Closing Date. Notwithstanding the foregoing, neither Buyer nor Peabody will contact any party to any Seller Guaranty (other than the Seller, the Company and its Subsidiaries, and other Affiliates of the Seller) prior to the Closing without the prior consent of Seller, which consent shall not be unreasonably withheld or delayed. With respect to any Seller Guarantees which are not fully released and discharged as of the Closing Date, Buyer and Peabody shall continue to use commercially reasonable efforts to replace such Seller Guarantees and/or to cause Seller and all Affiliates of Seller to be fully released and discharged therefrom.

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                  (b)      Following the date of this Agreement and prior to
Closing, Seller shall not enter into any Seller Guarantees without the prior written consent of Buyer (which shall not be unreasonably withheld). Any such Seller Guarantees with respect to which Buyer consents shall be deemed to be included on Schedule 1.1(C) for all purposes of this Agreement.

                  (c) Until all of the Seller Guarantees are fully released and discharged, Buyer and Peabody shall jointly and severally indemnify and hold Seller and all Affiliates of Seller harmless from and against, and pay and reimburse Seller and all Affiliates of Seller for, any and all out-of-pocket (i) Losses that Seller or any of its Affiliates suffer as a result of being required to make any payment under the Seller Guarantees after the Closing Date as a result of either (x) the failure of the Company to meet its obligations underlying the Seller Guarantees or (y) the failure of Seller and its Affiliates (other than the Company and its Subsidiaries) to be fully released from the Seller Guarantees, and (ii) costs and expenses incurred by Seller or any of its Affiliates (including, without limitation, premium payments, bank fees or similar costs) after the Closing Date relating to extension or renewal of Seller Guarantees that have not been fully released and discharged. The indemnification obligation of Buyer and Peabody pursuant to this Section 5.14(c) shall not be subject to any limitation under Section 9.1 of this Agreement.

                  (d) Notwithstanding the foregoing, in no event shall any party hereto be required to file any lawsuit or to take other legal action, make any amendment to any Seller Guarantee or waive any rights thereunder or pay any amount, in order to cause the replacement and/or release and discharge of any Seller guarantee (provided, however, nothing in this sentence shall prohibit any party from taking such actions).

                  5.15 Tax Consolidation. Peabody and Buyer shall not elect (and shall procure that no other Person controlled by Peabody or Buyer elects) to consolidate Company for Tax purposes pursuant to a Tax Law with effect for any period prior to Closing Date.

                  5.16 Confidentiality. (a) Seller shall, and shall cause its Affiliates, consultants, advisors, agents and representatives (together, the "Seller Representatives") to, keep confidential and not disclose to any Person, any Confidential Information with respect to the transactions contemplated by this Agreement (other than disclosure to Seller Representatives responsible for matters relating to this Agreement); provided that, subject to the requirements of all applicable Laws, Seller and the Seller Representatives may disclose any such information to the extent that: (i) such information is or becomes generally available to the public through no act or omission of such Person;
(ii) such information otherwise is or becomes known to such Person other than by disclosure by another Person to such agreement or an Affiliate thereof, provided that the source of such information is not known by such Person to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality; or (iii) such Person is required by Law or legal process to disclose such information. "Confidential Information" means all technical, financial and other information (including, but not limited to, information relating to customers of Peabody, Buyer, the Company, its Subsidiaries, its Associated Companies or its Joint Ventures and information of any regulatory nature) whatsoever, in whatever form it may be held, relating to the business and operations of Peabody, Buyer, the Company, its Subsidiaries, its Associated Companies or its Joint Ventures or so furnished under this Agreement and made available to Seller or any Seller Representatives in connection with the transactions contemplated hereby. In addition, Seller agrees to use its

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reasonable best efforts to enforce all confidentiality agreements, if any, entered into by Seller and any Seller Representatives, in each case to the extent such provisions pertain to the business or assets of the Company, its Subsidiaries, its Associated Companies or its Joint Ventures.

                  (b) Buyer and Peabody shall, and shall cause their respective Affiliates, consultants, advisors, agents and representatives (together, the "Buyer Representatives") to, keep confidential and shall not disclose to any Person, any Seller Confidential Information with respect to the transactions contemplated by this Agreement (other than disclosure to Buyer Representatives responsible for matters relating to this Agreement); provided that subject to the requirements of all applicable laws, Buyer, Peabody and the Buyer Representatives may disclose any such information to the extent that (i) such information is or becomes generally available to the public through no act or omission of such Person; (ii) such information otherwise is or becomes known to such Person other than by disclosure by another Person to such agreement or an Affiliate thereof, provided that the source of such information is not known by such Person to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality; or (iii) such Person is required by Law or legal process to disclose such information. "Seller Confidential Information" means all technical, financial and other information (including but not limited to information relating to customers of Seller (other than customers of the Company, its Subsidiaries, its Associated Companies or its Joint Ventures) and information of any regulatory nature) whatsoever, in whatever form it may be held, relating to the business and operations of Seller (other than any such information relating to the Company, its Subsidiaries, its Associated Companies or its Joint Ventures), or so furnished under this Agreement and made available to Peabody, Buyer or any Buyer Representatives in connection with the transactions contemplated hereby.

                  (c) From and after the Closing Date, Seller shall, and shall cause the Seller Representatives to, not use such information to the detriment of the business of Peabody, its Affiliates, the Company, its Subsidiaries, its Associated Companies or its Joint Ventures.

                  (d) Peabody, Buyer and Seller shall, and shall cause the Buyer Representatives and the Seller Representatives, as applicable, to, comply with the provisions of Law regarding confidentiality as they relate to any such Person.

                  (e) Notwithstanding anything to the contrary in this Agreement, each of Peabody, Buyer and Seller acknowledges and agrees, on behalf of itself and the Buyer Representatives and the Seller Representatives, as applicable, that (i) Peabody, Buyer, Seller, the Buyer Representatives and the Seller Representatives may provide Confidential Information regarding the transactions contemplated by this Agreement to applicable regulatory authorities; provided that Peabody, Buyer, Seller, such Buyer Representative or such Seller Representative, as applicable, (x) requests that such Confidential Information or Seller Confidential Information, as applicable, be kept confidential by such authorities and (y) if such confidential treatment is granted by such authorities, uses its respective reasonable efforts to maintain such confidential treatment and (ii) Peabody, Buyer, Seller, the Buyer Representatives and the Seller Representatives may publicly disclose the material terms of this Agreement to which it is a party to the extent required by the disclosure requirements of applicable Law and of any stock exchanges or quotation systems on which any of such Person's securities are or may become listed or quoted.

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                  (f)      All of the provisions of the Confidentiality
Agreement, dated as of October 10, 2003, shall terminate as of the Closing Date, notwithstanding any provision therein for the survival of any provision after the termination thereof, provided, however, the parties acknowledge that such agreement will terminate only with respect to information relating to the Company, its Subsidiaries, its Associated Companies and its Joint Ventures.

                  5.17 Cooperation in Financing. (a) Prior to the Closing, the Seller shall, and shall cause the Company and its Subsidiaries to, reasonably cooperate, and request the auditors of the Company and its Subsidiaries to, reasonably cooperate, with Peabody's and Buyer's auditors in connection with the financing of the transactions contemplated by this Agreement. The cooperation requested of the auditors of the Company and its Subsidiaries shall include providing consent to Peabody and Buyer to prepare and use Seller's and its Subsidiaries' audit reports relating to the Company and its Subsidiaries and to provide any necessary "comfort letters".

                  (b) Without limitation of Section 5.17(a), prior to the Closing, the Seller shall, and shall cause the Company and its Subsidiaries to, provide, and request their respective accountants, advisors, counsel and other representatives to provide, reasonable cooperation in connection with the arrangement of financing by Peabody and Buyer in respect of the transactions contemplated by this Agreement. Such cooperation shall include, to the extent reasonable and customary, arranging for officers of the Company and its Subsidiaries to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, reasonable assistance with preparation of registration statements, offering memoranda, private placement memoranda, prospectuses and similar documents and the execution and delivery of any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably be requested by Buyer.

                  5.18 Company Restructuring Matters. (a) Not later than three (3) business days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth (i) Seller's good faith estimate of the retained profits of the Company and its consolidated entities, expressed in Australian Dollars, as of the Closing Date, (ii) Seller's good faith estimate of the cash, expressed in Australian Dollars, held by the Company as of the Closing Date immediately prior to the Buyer Loan, and (iii) the excess (if any) of amount (i) above over amount (ii) above (such excess, the "Cash Shortfall Amount"). Immediately prior to the Closing, the Company may pay a dividend to Seller in cash in an amount up to the amount of (i) above (the "Company Dividend").

                  (b) (i).Schedule 5.18(b) sets forth a true and complete list of all agreements, contracts and understandings of the Company and its Subsidiaries with banks and other financial institutions regarding Debt ("Company Bank Debt").

                  (ii) Not later than three (3) Business days prior to the Closing Date, Seller shall deliver to Peabody and the Buyer a notice setting forth the amount of outstanding Liabilities under the agreements, contracts and understandings set forth on Schedule 5.18(b) (the "Company Bank Debt Amount").

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

                  (ii) Peabody and Buyer agree that, immediately prior to the Closing, Peabody, Buyer or another Affiliate of Peabody shall make a loan in cash to the Company (the "Buyer Loan") in an amount equal to sum of the Company Bank Debt Amount and the Cash Shortfall Amount. Immediately prior to the Closing, the Company shall use the proceeds of the Buyer Loan to (x) repay in full the Company Bank Debt (the "Company Bank Debt Repayment" and (y) pay the portion of the Company Dividend that is equal to the Cash Shortfall Amount. For purposes of this Agreement, the term "Company Restructuring" shall refer collectively to the Company Bank Debt Repayment, the Company Dividend and the Buyer Loan.

                                   ARTICLE VI
                       CONDITIONS TO SELLER's OBLIGATIONS

                  The obligation of Seller to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by Seller.

                  6.1 Representations and Warranties. The representations and warranties of Peabody and Buyer in this Agreement that are qualified by materiality (including Company Material Adverse Effect qualifiers and dollar thresholds) shall be true and correct in all respects and the representations and warranties of Peabody and Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time).

                  6.2 Performance. Peabody and Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it at or prior to the Closing.

                  6.3 Officer's Certificates. Peabody and Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and executed by an executive officer of Peabody and Buyer, as applicable, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2.

                  6.4 Governmental Approvals. All Governmental Approvals with respect to the transactions contemplated hereby listed on Schedule 6.4 shall have been obtained and all conditions relating to such Governmental Approvals shall have been satisfied.

                  6.5 Injunctions. At the Closing there shall not be in effect any Law or Governmental Order which restrains, prohibits or declares illegal the consummation of the transactions contemplated by this Agreement and no Governmental Authority of competent jurisdiction shall have instituted or threatened a Proceeding seeking to impose any such restraint or prohibition.

                  6.6 Closing Deliveries. Peabody and Buyer shall have delivered, or caused to be delivered, all of the closing deliveries required by
Section 2.4(b).

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                  6.7      Colorado Transaction. With respect to that certain
Stock Purchase Agreement, dated as of the date hereof (the "Colorado Agreement"), among Seller, RAG American Coal Company, a company incorporated under the laws of the U.S. State of Delaware, Peabody and BTU Worldwide, Inc., a company incorporated under the laws of the U.S. State of Delaware, the Closing (as defined in the Colorado Agreement) shall have occurred simultaneously with the Closing hereunder.

                                  ARTICLE VII
                CONDITIONS TO PEABODY'S AND BUYER's OBLIGATIONS

                  The obligation of Peabody and Buyer to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Peabody and Buyer.

                  7.1 Representations and Warranties. The representations and warranties of Seller in this Agreement that are qualified by materiality (including Company Material Adverse Effect qualifiers and dollar thresholds) shall be true and correct in all respects and the representations and warranties of Seller in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time) and the representations and warranties contained in Section 3.4 which shall be true and correct in all respects.

                  7.2 Performance. Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them at or prior to the Closing.

                  7.3 Officer's Certificate. Seller shall have delivered to Peabody and Buyer a certificate, dated as of the Closing Date and executed by an executive officer of Seller, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2.

                  7.4 Governmental Approvals. All Governmental Approvals with respect to the transactions contemplated hereby listed on Schedule 7.4 shall have been obtained and all conditions relating to such Governmental Approvals shall have been satisfied.

                  7.5 Third Party Approvals. All Consents from Persons other than Governmental Authorities with respect to the transactions contemplated hereby listed on Schedule 7.5 shall have been obtained, and be on terms satisfactory to Buyer; including, without limitation, Consents required in connection with Debt of the Company or any of its Subsidiaries and any arrangements or agreements to replace or refinance such Debt.

                  7.6 Injunctions. At the Closing there shall not be in effect any Law or Governmental Order which restrains, prohibits or declares illegal the consummation of the transactions contemplated by this Agreement and no Governmental Authority of competent jurisdiction shall have instituted or threatened a Proceeding seeking to impose any such restraint or prohibition.

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

                  7.7 Intercompany Accounts; Affiliate Agreements. Buyer shall have received evidence, in a form to its satisfaction, that all Intercompany Accounts and Affiliate Agreements shall have been terminated on or prior to the Closing without any liabilities of the Company or any of its Subsidiaries remaining thereunder, except for those agreements set forth on
Schedule 5.11.

                  7.8 Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  7.9 Closing Deliveries. Seller shall have delivered, or caused to be delivered, all of the closing deliveries required by Section 2.4(a).

                  7.10 Company and Subsidiary Board Meetings. Buyer shall have received evidence to its satisfaction that the board meetings contemplated by Section 2.5 shall have occurred.

                  7.11 North Goonyella Longwall. The Company's North Goonyella underground mine shall be in operation in all material respects at the Closing and shall have produced at least 170,000 metric tonnes of ROM coal during the calendar month of March 2004; the parties acknowledge and agree that Peabody and Buyer may waive this condition for any reason, including, without limitation, based on reports received from their representative, and the independent geologist, located at the North Goonyella mine site as provided
Section 5.2.

                  7.12 Colorado Transaction. With respect to the Colorado Agreement, the Closing (as defined in the Colorado Agreement) shall have occurred simultaneously with the Closing hereunder.

                                  ARTICLE VIII
                                  TERMINATION

                  8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of Seller, Peabody and Buyer;

                  (b) by Seller, on the one hand, or Peabody and Buyer, on the other hand, if the Closing has not occurred on or before May 16, 2004;

                  (c) by Seller, on the one hand, or Peabody and Buyer, on the other hand, if any of the conditions to such party's (or parties') obligations to perform set forth in ARTICLE VI or ARTICLE VII, as applicable, becomes incapable of fulfillment; provided, however, that a party (or parties) may not seek termination pursuant to this Section 8.1(c) if such condition is incapable of fulfillment due to the failure of such party (or parties) seeking to terminate to perform the agreements contained herein required to be performed by such party (or parties) at or before the Closing;

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                  (d)      by Seller, on the one hand, or Peabody and Buyer, on
the other hand, if the other party (or parties) not seeking to terminate shall have breached or failed to perform in any material respect any of its (or their) representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) is not cured within thirty
(30) days after written notice thereof from the non-breaching party (or parties) or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the non-breaching party (or parties) or (ii) is incapable of being cured by the non-terminating party (or parties); or

                  (e) by Seller, on the one hand, or Peabody and Buyer, on the other hand, if any Governmental Authority of competent jurisdiction shall have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Governmental Order or other action shall have become final and nonappealable.

                  8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1, written notice thereof shall forthwith be given the other party. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein, no party to this Agreement will have any Liability under this Agreement to the other except that nothing herein shall relieve any party from any Liability for any willful breach of any of the representations, warranties, covenants and agreements set forth in this Agreement. The provisions of Section 5.9(d) and
Article IX shall survive any termination pursuant to Section 8.1.

                                   ARTICLE IX
                                INDEMNIFICATION

                  9.1 Indemnification. (a) Indemnification by Seller. Subject to the limitations set forth in this Section 9.1, Seller agrees to indemnify, defend and hold Peabody and Buyer and their respective Affiliates and their respective officers, directors, partners, members, stockholders, employees, agents, representatives, successors and permitted assigns (collectively, the "Buyer Indemnitees"), harmless from and in respect of any and all Losses that they may incur arising out of or related to (i) any inaccuracy of any representation or the breach of any warranty of Seller contained in this Agreement, without regard to materiality qualifiers (including Company Material Adverse Effect and dollar thresholds) contained therein, (ii) any breach of any covenant, undertaking or other agreement of Seller contained in this Agreement and (iii) Ruhrkohle International Mining GmbH ("Ruhrkohle") being or appearing as the registered owner of any of the Shares in the statutory record books of the Company or any public filings or registers in Australia, including, without limitation, any claim brought by a third party, any stamp duty or other fees (or any portion thereof) related to Ruhrkohle being or appearing as the registered owner of the Shares.

                  (b) Indemnification by Peabody and Buyer. Subject to the limitations set forth in this Section 9.1, Peabody and Buyer, jointly and severally, agree to indemnify, defend and hold Seller and its Affiliates and their respective officers, directors, partners, members, stockholders, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Indemnitees"), harmless from and in respect of any and all Losses that they may incur arising out of or relating to (i) any inaccuracy of any representation or the breach of any warranty of Peabody or Buyer contained in this Agreement, without regard to materiality qualifiers (including Company Material Adverse Effect and dollar thresholds) contained therein and (ii) any breach of any covenant, undertaking or other agreement of Peabody or Buyer contained in this Agreement.

                  (c) Survival of Representations, Warranties and Indemnities. The several representations, warranties, covenants, undertakings and agreements of the parties contained in or made pursuant to this Agreement or in any instrument delivered pursuant hereto, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing; provided, however, that, except in respect of any claims for indemnification as to which written notice shall have been duly given to the Indemnifying Party (as hereinafter defined) pursuant to Section 9.1(d) hereof prior to the relevant expiration date set forth below, and subject to the remaining provisions of this
Section 9.1(c), such representations, warranties, covenants, undertakings and agreements, and the rights of the parties to seek indemnification with respect thereto, shall expire on the following dates (each an "Indemnity Termination Date"):

                  (i) in the case of claims arising out of any inaccuracies in the representations and warranties set forth in Section 3.4, such representations and warranties shall not expire;

                  (ii) in the case of claims arising out of the breach of any covenants required to be performed after the Closing Date, on the thirtieth (30th) day after the obligations under such covenant shall cease to exist; and

                  (iii) in the case of all other claims for indemnification arising under this Agreement or under any instrument delivered pursuant hereto, on the third (3rd) anniversary of the Closing Date.

                  Any claim for indemnification under this Agreement which is made in good faith and in writing prior to the expiration of such claim on the Indemnity Termination Date shall survive such expiration until mutually resolved or otherwise determined hereunder, as applicable, and the Indemnity Termination Date for all purposes hereunder shall automatically be extended with respect to such claim (but not any other claims) until such claim is so mutually resolved or otherwise determined hereunder. Any such claim not so made in writing prior to the expiration of such claim on the relevant Indemnity Termination Date shall be deemed to have been waived. Notwithstanding anything to the contrary in this
Section 9.1, no party hereunder shall be entitled to recover under this ARTICLE IX with respect to claims for any inaccuracy or breach of any representations or warranties under Sections 9.1(a)(i) or (b)(i) (but excluding claims for any inaccuracy or breach of the representations and warranties set forth in Sections
3.4 and 3.15) or any breach of the covenants set forth in Section 5.8 unless and until the total of all claims brought by such party for indemnity or damages with respect to any inaccuracy or breach of any such representations or warranties under Sections 9.1(a)(i) or (b)(i) (but excluding claims for any inaccuracy or breach of the representations and warranties set forth in Sections
3.4 and 3.15) and any breach of the covenants set forth in Section 5.8, exceeds Six Million U.S. Dollars (US$6,000,000) and then only for the amount by which such claims for indemnity or damages exceed Six Million U.S. Dollars (US$6,000,000); provided, however, that no party hereunder

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

shall be entitled to recover under this ARTICLE IX with respect to claims for any inaccuracy or breach of any such representations or warranties under Sections 9.1(a)(i) or (b)(i) (but excluding claims for any inaccuracy or breach of the representations and warranties set forth in Sections 3.4 and 3.15) or any breach of the covenants set forth in Sections 5.1 (but excluding claims for any breach of the covenants set forth in Section 5.1(b)(ix)), 5.2, 5.4, 5.5, 5.6, 5.7, 5.8, 5.11, 5.12, 5.13, 5.15, 5.16 or 5.17 more than Forty Million U.S.
Dollars (US$40,000,000), in the aggregate, pursuant to this Section 9.1 or otherwise; provided further, that no amount shall be payable with respect to claims for any inaccuracy or breach of any such representations or warranties under Sections 9.1(a)(i) or (b)(i) (but excluding claims for any inaccuracy or breach of the representations and warranties set forth in Sections 3.4 and 3.15) or any breach of the covenants set forth in Section 5.8 by an Indemnifying Party pursuant to Sections 9.1(a)(i) or (b)(i) or Section 5.8 for any inaccuracy or breach of any such representation or warranty or covenant resulting in aggregate Losses of less than Five Hundred Thousand U.S. Dollars (US$500,000) with respect to any matter or series of related matters and such Losses shall not be included in calculating the threshold of US$6,000,000 referred to above.

                  Notwithstanding anything to the contrary in this Agreement:
(v) Seller shall have no liability or obligation to Peabody or Buyer for any Loss to the extent the liability attributable to such Loss is reflected or reserved against (other than reserved for deferred Taxes) (but only to the extent so reflected or reserved) in the Final Closing Balance Sheet, and the amount of any such Loss, to the extent so reflected or reserved, shall not count toward any threshold referred to above; (w) any amount payable by an Indemnifying Party in respect of any Loss shall be reduced by any related insurance recovery received by the Indemnified Party (net of any costs incurred in order to obtain such recovery and the effect of any retrospective rate increase) and by any payments received by such Indemnified Party from third parties who are not Affiliates of such Indemnified Party; (x) if, in the Tax year the Loss occurred (or within the two subsequent Tax years (the "Benefit Period"), a Tax Benefit is actually realized by the Indemnified Party (or any Affiliate thereof) as a result of such Loss, then promptly after the Indemnified Party (or any Affiliate thereof) files a Tax Return claiming such Loss and realizes that Tax Benefit, the Indemnified Party will pay to the Indemnifying Party the Tax Benefit; provided, however, that such payment will not be made prior to the payment in full for such Loss by the Indemnifying Party; provided, further, that to the extent that such Tax Benefit is denied by a Taxing Authority, the Indemnifying Party shall refund to the Indemnified Party the amount of any payments previously made to the Indemnifying Party pursuant to this Section 9.1(c)(x) in respect of such Tax Benefit. Each of Peabody and Buyer shall (and shall cause each of its Affiliates controlled by it to) file all Tax Returns, use its reasonable best efforts which, for the avoidance of any doubt, shall not obligate Peabody, Buyer or any of its Affiliates to commence a legal proceeding or breach a written agreement to which it is a party, and take any action as reasonably necessary to realize all Tax Benefits that may be available during each Benefit Period; (y) the calculation of the amount of any Losses arising out of the breach of more than one representation or warranty shall be determined without duplication or double-counting of the same Loss; and (z) upon payment of any amount pursuant to a claim for indemnification hereunder, the Indemnifying Party (as defined in Section 9.1(d)) shall be subrogated, to the extent of such payment, to all of the rights of recovery of the Indemnified Party (as defined in Section 9.1(d)) against any third party with respect to the matters to which such claim relates.

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                  "Tax Benefit" shall mean any amount by which the Tax liability of the Indemnified Party is reduced by reason of claiming a loss, deduction or credit for Tax purposes arising from the Loss in respect of which the indemnity payment was made, after giving effect to any Tax detriment to the Indemnified Party arising from the receipt of the indemnification payment with respect to such Loss. For the purposes of this Agreement, where the Indemnified Party has other losses, deductions, credits or items available to it, the determination of any Tax Benefit shall be calculated by comparing the current Tax liability of the Indemnified Party, computed without regard to any losses, deductions, credits or items relating to the Loss, to the current Tax liability of the Indemnified Party after taking into account the losses, deductions, credits or items relating to the Loss. For the avoidance of doubt, no Tax Benefit will be taken to arise if the Indemnified Party does not have a liability for Tax in respect of the Benefit Period in which the Loss was incurred.

                  (d) Notice and Opportunity to Defend. (i) If there occurs an event which a party (an "Indemnified Party") asserts is an indemnifiable event pursuant to Section 9.1(a) or 9.1(b), respectively, the Indemnified Party shall provide the other party obligated to provide indemnification (an "Indemnifying Party") promptly with written notice thereof, which notice shall describe in reasonable detail the basis for the Indemnified Party's claim for indemnification. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third Person (a "Third-Party Claim"), the Indemnified Party will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding, which notice shall describe in reasonable detail the basis for such claim or action to the extent then known by the Indemnified Party, but the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such indemnifiable event is prejudiced by the Indemnified Party's failure to give such notice.

                  (ii) If any Third-Party Claim is against an Indemnified Party and it gives notice to the Indemnifying Party of the assertion of such Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the

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         Indemnified Party's Consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within ten days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

                  (iii) Notwithstanding any of the foregoing in this Section 9.1(d), if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

                  (iv) With respect to any Third-Party Claim subject to indemnification under this Article IX: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claims and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

                  (e) Other Damages. Notwithstanding any other provision of this Agreement to the contrary, no Indemnifying Party shall be liable to an Indemnified Party for any consequential or punitive damages. For purposes of this paragraph, consequential and punitive damages do not include out-of-pocket Losses incurred by an Indemnified Party and resulting from a Third Party Claim.

                  9.2 Specific Indemnification. (a) Seller agrees to indemnify, defend and hold Peabody, Buyer, the Company or any of its Subsidiaries harmless from any and all Permitted Restructuring Tax Costs that are incurred.

                  (b) Seller agrees to indemnify, defend and hold Peabody, Buyer, the Company or any of its Subsidiaries (including the head company of any tax consolidated group of which the Company and its Subsidiaries are members) harmless from any liability for franking deficit tax (including any related interest and penalties) that becomes due and payable after Closing by Buyer, the Company or any of its Subsidiaries (including the head company of any tax consolidated group of which the Company and its Subsidiaries are members) to the extent that (i)

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such an amount arises in respect of the next succeeding tax period ending after the Closing, and (ii) only to the extent that such amount relates to a refund, overpayment or overprovision of tax recognized in the Final Closing Balance Sheet or if the amount is not so recognized only to the extent that such amount becomes payable to Seller under Section 5.3(g) and (iii) only to the extent that such amount does not arise because of any payment or declaration of a dividend by the Company or any of its Subsidiaries (including the head company of any tax consolidated group of which the Company and its Subsidiaries are members) after Closing.

                  (c)      For the avoidance of doubt, any claim under this
Section 9.2 shall not be reduced or otherwise mitigated because Peabody or the Buyer has consented to the Company Restructuring.

                  9.3 Treatment of Indemnification Payments. All indemnification payments made under this Agreement (including for this purpose, all payments made under any provision of Section 5.3), whether pursuant to this
Article IX or otherwise, shall be treated by Buyer and Seller as an adjustment to the Purchase Price.

                                   ARTICLE X
                              GOODS & SERVICES TAX

                  10.1 Imposition of GST. The parties acknowledge that any amounts referred to in this Agreement do not include GST. If GST is or becomes payable on a supply made under or in connection with this Agreement, an additional amount ("Additional Amount") is payable by the recipient ("Recipient") equal to the amount of GST payable on that supply as calculated by the party making the supply ("Supplier") in accordance with the GST Law. The Additional Amount includes any penalties or interest imposed by the Australian Taxation Office ("ATO") on the Supplier due to late remittance of GST to the ATO.

                  10.2     Payment. The Additional Amount payable under Section
10.1 is payable at the same time and in the same manner as the consideration for the supply, and the Supplier shall provide the Recipient with a Tax Invoice within fourteen (14) days after the time of payment of the Additional Amount.

                  10.3 Reimbursements and Indemnities. Notwithstanding any other provision in this Agreement, if an amount payable under or in connection with this Agreement (whether by way of reimbursement, indemnity or otherwise) is calculated by reference to an amount incurred by a party, whether by way of cost, expense, outlay, disbursement or otherwise ("Amount Incurred"), the amount payable shall be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Amount Incurred.

                  10.4     Interpretation. Any reference in this Article 10 to:

                  (a) an Input Tax Credit to which a party is entitled includes, without limitation, an Input Tax Credit arising from a Creditable Acquisition by that party but to which the Representative Member of a GST Group of which the party is a member is entitled; and

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                  (b)      a term that is not defined in this Agreement has the
same meaning as in the A New Tax System (Goods & Services Tax) Act 1999 (Cth).

                                   ARTICLE XI
                                 MISCELLANEOUS

                  11.1 Fees and Expenses. Except as otherwise provided in this Agreement, Seller, on the one hand, and Peabody and Buyer, on the other hand, shall bear their own expenses and the expenses of their respective Affiliates (including, in the case of Seller, the Company, the Company's Subsidiaries, the Associated Companies and the Joint Ventures) in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. Seller, on the one hand, and Peabody and Buyer, on the other hand, shall bear the fees and expenses of any broker or finder retained by such party and their respective Affiliates (including, in the case of Seller, the Company, the Company's Subsidiaries, the Associated Companies and the Joint Ventures) in connection with the transactions contemplated by this Agreement. Seller shall bear responsibility for, and prior to the Closing shall pay, all fees and penalties associated with the termination, prepayment, refinancing or replacement of (and obtaining any Consents related to) the Debt of the Company or any of its Subsidiaries and the fees and penalties associated with obtaining any Consents related to interest rate swap agreements.

                  11.2 Governing Law. This Agreement shall be construed under and governed by the Laws of the State of New York.

                  11.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement that specifically references this Agreement and is executed by all of the parties hereto.

                  11.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided that either Seller or Buyer may assign any of its rights and obligations under this Agreement to one or more of their respective Affiliates and cause such Affiliate to perform such party's obligations hereunder. Notwithstanding the foregoing, no assignment by either of Seller or Buyer to any of their respective Affiliates shall in any way affect such party's rights or relieve such party of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns, and is not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

                  11.5 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or

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shall constitute a waiver of any other provision hereof (whether or not similar)
nor shall such waiver constitute a continuing waiver.

                  11.6 Notices. (a) Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) sent by a internationally recognized overnight courier service to the recipient at the address below indicated, (iii) sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) successfully transmitted by facsimile with confirmation of receipt:

                  If to Peabody or Buyer:

                           Peabody Energy Corporation
                           Attention: Jeffery L. Klinger
                           701 Market Street
                           Suite 700
                           St. Louis, MO 63101-1826
                           Telephone No. 314-342-7790
                           Fax No. 314-342-3419

                  With a copy to:

                           Simpson Thacher & Bartlett LLP
                           Attention:   D. Rhett Brandon
                                        Caroline B. Gottschalk
                           425 Lexington Avenue
                           New York, NY 10017
                           Telephone No. 212-455-2000
                           Fax No. 212-455-2502

                  If to Seller:

                           RAG Coal International AG
                           Attention: Wolf-Dieter Battenschlag
                           Rellinghauser Stra(beta)e-11
                           45117 Essen
                           Telephone No. 49-201-177-01
                           Fax No. 49-201-177-3475

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                  With a copy to:

                           Coudert Brothers LLP
                           Attention:  Anthony Williams
                                       Brian E. McGunigle
                           1114 Avenue of the Americas
                           New York, NY 10036
                           Telephone No. 212-626-4400
                           Fax No. 212-626-4120

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner, provided, however, that any notice of change of address or facsimile number shall be effective only upon receipt.

                  (b) Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) the next succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier, or (z) five (5) Business Days after the date such notice is sent by registered or certified mail; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.

                  11.7 Complete Agreement. This Agreement, the Schedules, the Confidentiality Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  11.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  11.9 Publicity. Seller, Peabody and Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult with the other party before issuing any such publication or press release.

                  11.10 Headings. The headings table of contents and index contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  11.11 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such

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invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  11.12 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

                  11.13 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties expressly and irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Each of the parties further agrees that service of any process, summons, notice or document to such party's respective address listed above in one of the manners set forth in
Section 11.6 shall be deemed in every respect effective service of process in any such Proceeding, and waives any objection it might otherwise have to service of process under Law. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby irrevocably and unconditionally waive trial by jury in any Proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

                  11.14 Specific Performance; Rescission. (a) With respect to Sections 2.3, 5.9, 5.10(b), 5.16 and 11.9, each of the parties hereto acknowledges and agrees that in the event of any breach of such provisions, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto
(a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law with respect to such provisions and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or inequity, to compel specific performance of such provisions.

                  (b) Notwithstanding anything to the contrary contained herein, the parties hereto agree not to make any claim to the remedy of rescission with respect to this Agreement except to the extent that a claim for rescission is based on fraud, fraudulent inducement, bad faith or willful misconduct.

               [Remainder of this page intentionally left blank.]

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                  IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

                           RAG COAL INTERNATIONAL AG

                           By:_________________________________________________
                              Name:
                              Title:

                           By:_________________________________________________
                              Name:
                              Title:

                           PEABODY ENERGY CORPORATION

                           By:_________________________________________________
                              Name:
                              Title:

                           PEABODY ENERGY AUSTRALIA PTY LIMITED

                           By:__________________________________________________
                              Name:
                              Title:

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